As filed with the Securities and Exchange Commission on September 20, 2005

Registration Statement No. 333-128018

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TGC INDUSTRIES, INC.

(Name of small business issuer in its charter)

Texas	1382	74-2095844
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1304 Summit, Suite 2
Plano, Texas 75074
(972) 881-1099

(Address and telephone number of principal executive offices)

Wayne A. Whitener
President and Chief Executive Officer
TGC Industries, Inc.
1304 Summit, Suite 2
Plano, Texas 75074
(972) 881-1099

(Name, address and telephone number of agent for service)

Copies to:

Rice M. Tilley, Jr.	Robert G. Reedy
Brian D. Barnard	Porter & Hedges, L.L.P.
Haynes and Boone, LLP	1000 Main Street, 36th Floor
201 Main Street, Suite 2200	Houston, Texas 77002
Fort Worth, Texas 76102	Telephone: (713) 226-6674
Telephone: (817) 347-6600	Facsimile: (713) 226-6274
Facsimile: (817) 347-6650

Approximate date of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 2005

The information in this prospectus is not complete and may be changed. We and the selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus

5,500,000 Shares

Common Stock

We are offering 5,500,000 shares of our common stock. Our common stock is traded on the American Stock Exchange under the symbol “TGE.” On September 16, 2005, the closing price of our common stock on the American Stock Exchange was $8.85 per share.

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” beginning on page 9 of this prospectus before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of  these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We and the selling shareholders have granted the underwriters a 30-day option to purchase up to an additional 412,500 shares of common stock from us and up to an additional 412,500 shares of common stock from the selling shareholders at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any.

The underwriters expect to deliver the shares against payment in New York, New York on            , 2005.

Oppenheimer & Co.	Sanders Morris Harris

The date of this prospectus is                    , 2005

Crew member deploying geophones and cables in land / water transition area.

Vibration energy source vehicles operating in Texas.

In-field ARAM ARIES seismic data recording system.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you or that you should consider before investing in our common stock. You should read this entire prospectus carefully, including “Risk Factors” and the financial statements and related notes appearing elsewhere in this prospectus, before making an investment decision.

All references in this prospectus to “we,” “us,” “our,” or “Company” refer to TGC Industries, Inc. and its wholly-owned subsidiaries, Tidelands Geophysical Co., Inc. (“Tidelands”) and Exploration Surveys, Inc. Unless otherwise indicated, this prospectus assumes that the underwriters’ over-allotment option will not be exercised.

The selling shareholders refers to our directors who have agreed to sell up to 412,500 shares of our common stock to the underwriters upon exercise of the over-allotment option.

Our Business

We are a leading provider of seismic data acquisition services throughout the continental United States (“U.S.”). We have four seismic crews that supply seismic data to companies engaged in the domestic exploration and development of oil and natural gas, both on land and in land-to-water transition areas. Our customers rely on seismic data to identify areas where subsurface conditions are favorable for the accumulation of existing hydrocarbons, to optimize the development and production of hydrocarbon reservoirs, to better delineate existing oil and natural gas fields and to augment reservoir management techniques.

We acquire geophysical data using the latest in three-dimensional (“3-D”) survey techniques. We introduce acoustic energy into the ground by using vibration equipment or dynamite detonation, depending on surface terrain and subsurface requirements. The reflected energy, or echoes, is received through geophones, converted into a digital signal at a multi-channel recording unit and then transmitted to a central recording vehicle. Subsurface requirements dictate the number of channels necessary to perform our services. With our state-of-the-art seismic equipment, including computer technology and multiple channels, we acquire, on a cost effective basis, immense volumes of seismic data that when processed and interpreted produce more precise images of the earth’s subsurface. Our customers then use our seismic data to generate 3-D geologic models that help reduce finding costs and improve recovery rates from existing wells.

Our Competitive Strengths

Despite the historically cyclical challenges of the seismic industry, we have operated continuously since 1967 due to our prudent operating strategy. We believe that the key strengths of our business include the following:

•       Solid customer base.   Our customers consist of major and independent oil and natural gas exploration and development companies. In 2004, approximately 40.0% of our customers from 2003 utilized our services. We believe that the quality and loyalty of our customer base is attributable to our record for performance, safety and customer service.

•       Strong management team.   Our senior management team has extensive experience in providing both land, and land-to-water transition areas, seismic data acquisition services. Wayne Whitener, our President and Chief Executive Officer, has over 30 years of industry expertise, including 21 years with us. Our other key operations executives and managers each have approximately 30 years of industry experience. Because of our management team’s experience in the industry, we have developed and maintain strong relationships with our customers and their consultants.

•       Investment in state-of-the-art technologies.   We have recently purchased two new ARAM ARIES recording systems (one 3,000 channel system and one 4,000 channel system) and intend to purchase a third new ARAM ARIES recording system with 4,000 channels with the proceeds of this offering. These ARAM ARIES recording systems significantly increase our capacity to meet the needs of our customers and complement our existing Opseis Eagle systems’ capabilities. The ARAM ARIES recording systems are state-of-the-art and allow us to record seismic data faster, enhancing the effectiveness and productivity of our crews and our revenue opportunities. We also have received two new vibration vehicles and have one additional vibration vehicle scheduled for delivery in the third quarter of 2005 and have ordered nine additional vibration vehicles with delivery expected in the first quarter of 2006.

•       Skilled and experienced seismic data acquisition crews.   Our crew managers have at least 20 years of industry experience and are trained to operate all of our seismic equipment and recording systems. Our crew managers are focused on maintaining crew productivity and the quality of the acquired data. We have experienced minimal turnover of our crew personnel.

•       Cost effective operations, favorable margins and strong financial position.   We believe we are able to offer seismic data acquisition services at competitive prices due to our well-trained and supervised crews, state-of-the-art, well-maintained equipment and low corporate overhead. Because we do not process seismic data for our customers, we do not incur the personnel and other costs associated with that service. In addition, we believe that the nature of our seismic recording equipment requires us to have fewer operating personnel. Consequently, we generate attractive margins by industry standards. Adjusted for the proceeds of this offering, as of June 30, 2005, our funded debt to total capital would have been       %. Our financial strength is important to our customers who may undertake major seismic programs and make sizable pre-payments to us for our services.

Our Industry

We provide seismic data acquisition services primarily to oil and natural gas exploration and development companies for use in the onshore drilling and production of oil and natural gas. The major factors influencing demand for our seismic data acquisition services are:

•       High oil and natural gas prices.    U.S. oil and natural gas prices are extremely volatile. Year to date 2005 marks the third consecutive year of increases in yearly average New York Mercantile Exchange (“NYMEX”) near month oil and natural gas contract prices. We believe that rising oil and natural gas prices in the U.S., if sustained, should result in increased exploration and development activity and thus higher utilization and contract rates for seismic data acquisition services.

•       Increased decline rates in natural gas basins in the U.S.   Over the past 10 years, the number of U.S. natural gas wells drilled has increased significantly; however, a corresponding increase in production has not been realized. We believe that a significant reason for the limited supply response, even as drilling activities have increased, is the accelerating decline rates of production from new natural gas wells. A study published by the National Petroleum Council in September 2003 concluded, from analysis of production data over the preceding 10 years, that as a result of domestic natural gas decline rates of 25% to 30% per year, 80% of natural gas production in 10 years will be from wells that have not yet been developed. We believe that this tends to support a sustained higher natural gas price environment, which should create incentives for exploration and development companies to increase seismic activities in the U.S.

•       Need for increased oil and natural gas drilling activity as U.S. growth in demand outpaces U.S. supply growth.   The Energy Information Administration, or EIA, recently projected from 2003 through 2025, consumption of oil and natural gas in the U.S. are each projected to grow at an annual rate of 1.5%. However, U.S. domestic production of oil is projected to decrease (0.8)% annually and natural gas is projected to grow at an annual rate of 0.6% over the same period. The EIA also recently estimated that U.S. domestic consumption of oil and natural gas will outpace domestic production by 139.1% and 24.2% by 2010, respectively. By 2025, EIA forecasts that these supply and demand gaps for oil and natural gas may expand to 216.3% and 40.0%, respectively. The majority of the wells drilled by our customers have been wells drilled in search of natural gas reserves.

•       Trend towards drilling and developing unconventional resources.   As a result of improvements in extraction technologies along with general increases in prices, oil and natural gas companies increasingly are exploring for and developing “unconventional” resources, including hydrocarbons from tight sands and shales in new areas.

In addition, beginning on January 1, 2006, new energy legislation will permit the tax deduction of seismic data acquisition services over a 24 month period, instead of the longer write-off period previously in effect. We believe that this accelerated tax write-off may encourage additional exploration and development activity.

We anticipate that oil and natural gas exploration and development companies will continue to respond to sustained increases in demand by expanding their exploration and drilling activities and increasing capital spending. We believe that a continued increase in U.S. seismic work will be required for the oil and natural gas industry to help meet the expected increased demand for oil and natural gas in the U.S.

Our Growth Strategies

We believe that there are significant opportunities for us to increase our revenues and market position in the continental U.S. onshore seismic market. The major factors influencing our future growth are:

•       Optimizing equipment and crew utilization.   We will continue to focus on full utilization and productivity improvements of our crews. We believe that the acquisition of a third ARAM ARIES recording system with the proceeds of this offering will further increase our productivity given its rapid seismic data acquisition characteristics. Due to increasing demand for our services, we expect to deploy a fifth crew in the fourth quarter of 2005 to operate the new ARAM ARIES recording system that we plan to purchase in that quarter using a portion of the proceeds from this offering. The new ARAM ARIES recording system will add 4,000 new recording channels.

•       Maintaining our state-of-the-art technology position.   Our recent acquisition of the two new ARAM ARIES recording systems and planned acquisition of one additional new ARAM ARIES recording system and nine new vibration vehicles with the proceeds of this offering, combined with our current Opseis Eagle systems, position us as one of the leaders in our industry in terms of technology. Our ARAM ARIES recording systems incorporate real-time Windows based data recording, which gives our crews the capacity to complete more projects and generate more revenues. Our Opseis Eagle systems will continue to be utilized to support the needs of our customers particularly in markets and geographies better suited to their capabilities, such as in land-to-water transition and shallow gas areas. The continued operation of both of these systems will allow us to take advantage of the strengths of each system.

•       Maintaining our efficient management structure.   Our crew level managers have significant local knowledge of numerous operating areas and have developed solid relationships with our customers at the field level. Senior management at the corporate level is responsible for sales, logistical, administrative and strategic decisions. While we anticipate adding a fifth crew and may selectively hire additional corporate personnel, we intend to vigorously maintain an efficient and cost effective management structure. We believe that this structure will continue to allow us to be highly responsive to our customers’ needs.

•       Managing the mix and terms of our contracts.   We plan on managing our crews and equipment as a portfolio, balancing the mix of turnkey and term contracts and the type of equipment we use whenever possible. We will also continue to negotiate for some level of weather downtime protection.

•       Maintaining a conservative balance sheet and disciplined capital spending program.   We believe that our post-offering balance sheet will allow us the financial flexibility to pursue opportunities to grow our business. We will continue to evaluate opportunities to purchase new equipment and expand the number of crews as customer demand and market conditions permit.

Principal Executive Offices and Internet Address

Our principal executive offices are located at 1304 Summit, Suite 2, Plano, Texas 75074, and our phone number is (972) 881-1099. Our website is www.tgcseismic.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website as part of this prospectus.

The Offering

Common stock offered by us	5,500,000 shares
Common stock outstanding after this offering	14,481,437 shares
Use of proceeds

We estimate that our net proceeds from this offering will be approximately $      , assuming an offering price of $       per share of common stock and after deducting the underwriting discounts and commissions and offering expenses. We expect to use the net proceeds of this offering as follows:

• approximately $ will be used to repurchase and cancel stock purchase warrants exercisable into 3,516,645 shares of our common stock;
• approximately $4,000,000 will be used to purchase one ARAM ARIES recording system;
• approximately $3,000,000 will be used to purchase peripheral seismic equipment, including the purchase of nine additional vibration vehicles; and
• for working capital and general corporate purposes.
See “Use of Proceeds.”
Over-allotment option

We and the selling shareholders have granted the underwriters an option to purchase up to 825,000 additional shares of common stock in the aggregate solely to cover over-allotments. See “Underwriting.”

Risk factors

See “Risk Factors” beginning on page 9 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

AMEX symbol	“TGE”

The number of shares of common stock outstanding after the offering is based upon the number of shares outstanding as of September 16, 2005, and except as otherwise noted assumes:

•       the expected conversion of our 8 1/2% Senior Convertible Preferred Stock into 2,519,664 shares of our common stock, which has been called for redemption at the $1.75 redemption price, subject to the consummation of this offering;

•       exclusion of a total of 227,000 shares issuable upon exercise under outstanding options granted under our stock option plan and 26,000 shares issuable upon exercise of the warrants that are not being repurchased by us with a weighted average exercise price of $2.06 per share and $1.00 per share, respectively; and

•       no exercise by the underwriters of their over-allotment option to purchase up to 412,500 shares of common stock from us.

Summary Financial Data

The following table sets forth our summary financial data for the periods indicated. The summary financial data for the years ended December 31, 2002, 2003 and 2004 are derived from our audited financial statements. The summary financial data for the six months ended June 30, 2004 and 2005 are derived from our unaudited financial statements and includes, in management’s opinion, all adjustments necessary for a fair presentation of our financial position as of such date and our results of operations for such period. You should read the following summary financial data in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and notes thereto, included elsewhere in this prospectus. Our results of operations for the six month period ended June 30, 2005, may not be indicative of results that may be expected for the full year. The following table presents a non-GAAP financial measure, EBITDA. This measure is not calculated or presented in accordance with accounting principles generally accepted in the United States of America, or GAAP. We explain this measure below and reconcile it to its most directly comparable financial measures calculated and presented in accordance with GAAP in “Non-GAAP Financial Measures” below.

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
				(Unaudited)
Statement of Operations Data (in thousands, except per share data):
Revenues	$6,262	$8,468	$20,084	$7,754	$12,948
Cost and expenses
Cost of services	5,529	5,655	14,708	5,441	7,298
Selling, general and administrative	860	913	1,277	562	925
Depreciation expense	1,523	1,314	1,106	433	1,027
	7,912	7,882	17,091	6,436	9,250
Income (loss) from operations	(1,650)	586	2,993	1,318	3,698
Interest expense and debt financing costs	62	31	61	8	80
Income (loss) before income taxes	(1,712)	555	2,932	1,310	3,618
Income tax expense—current	—	—	(64)	—	(753)
Net income (loss)	(1,712)	555	2,868	1,310	2,865
Less dividend requirements on preferred stock	(280)	(303)	(300)	(160)	(134)
Income (loss) allocable to common shareholders	$(1,992)	$252	$2,568	$1,150	$2,731
Earnings (loss) per common share
Basic	$(0.37)	$0.05	$0.45	$0.20	$0.44
Diluted	$(0.37)	$0.04	$0.24	$0.11	$0.23
Other Financial Data (Unaudited):
EBITDA	$(172)	$1,878	$4,099	$1,751	$4,725
Capital expenditures	171	489	5,795	1,639	6,075
Operating Data (at period end) (Unaudited):
Number of working crews	1	1	3	3	3	(1)
Available recording channels	3,500	3,500	10,000	10,000	10,000	(1)

(1)          In July 2005, we put into operation our second ARAM ARIES recording system which has 4,000 recording channels, increasing the total number of working crews to four and available recording channels to 14,000.

The following table sets forth a summary of our balance sheet data as of June 30, 2005 on a historical basis and on a pro forma as adjusted basis to reflect our receipt of estimated net proceeds from our sale of 5,500,000 shares of common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses and the application of those net proceeds.

	At June 30, 2005
	Historical	Pro Forma As Adjusted(1)
	(Unaudited)
Balance Sheet Data (in thousands):
Working capital	$494	$
Net property and equipment	10,532
Total assets	17,291
Long-term debt	3,723
Shareholders’ equity	7,306

(1)          On a pro forma as adjusted basis, which reflects our capitalization as of June 30, 2005 with adjustments to reflect the issuance of 126,100 shares of common stock resulting from the conversion of 126,100 shares of our 8 1/2% Senior Convertible Preferred Stock, the issuance of 2,519,664 shares of common stock resulting from the expected conversion of the remaining shares of our 8 1/2% Senior Convertible Preferred Stock into shares of our common stock and the sale of the 5,500,000 shares of common stock offered by us in this offering, after deducting estimated underwriting discounts and commissions, and after giving effect to our receipt and application of the estimated net proceeds from this offering.

Non-GAAP Financial Measure

We define EBITDA as net income plus expenses of interest, income taxes, depreciation and amortization. We use EBITDA as a supplemental financial measure to assess:

•       the financial performance of our assets without regard to financing methods, capital structures, taxes or historical cost basis;

•       our liquidity and operating performance over time and in relation to other companies that own similar assets and that we believe calculate EBITDA in a manner similar to us; and

•       the ability of our assets to generate cash sufficient for us to pay potential interest expenses.

We also understand that such data is used by investors to assess our performance. However, EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or our liquidity, you should not consider this data in isolation or as a substitute for our net income, cash flow from operating activities or other cash flow data calculated in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Therefore, EBITDA as presented below may not be comparable to similarly titled measures of other companies. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization.

The following table reconciles our EBITDA to our net income (loss) (Unaudited):

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
(in thousands)
Net income (loss)	$(1,712)	$555	$2,868	$1,310	$2,865
Depreciation expense	1,523	1,314	1,106	433	1,027
Interest expense	17	9	61	8	80
Income tax expense	—	—	64	—	753
EBITDA	$(172)	$1,878	$4,099	$1,751	$4,725

The following table reconciles our EBITDA to our net cash provided by (used in) operating activities (Unaudited):

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
(in thousands)
Net cash provided by (used in) operating activities	$(404)	$1,067	$4,166	$4,711	$5,663
Changes in working capital items and other	277	820	(111)	(2,943)	(1,794)
Non-cash adjustments to income	(45)	(9)	(20)	(17)	103
Current income tax expense	—	—	64	—	753
EBITDA	$(172)	$1,878	$4,099	$1,751	$4,725

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information included in this prospectus before purchasing our common stock. Although the risks described below are the risks that we believe are material, they are not the only risks relating to our business and our common stock. Additional risks and uncertainties, including those that are not yet identified or that we currently believe are immaterial, may also adversely affect our business, financial condition or results of operations. If any of the events described below occur, our business and financial results could be materially and adversely affected. The market price of our common stock could decline due to any of these risks, perhaps significantly, and you could lose all or part of your investment.

Company Risks

We have a history of losses, and we may incur losses again.

Although we reported net income (before dividend requirements on preferred stock) of approximately $2,865,000 for the six months ended June 30, 2005, we have a history of losses with only two profitable years since 1998. In 2004, we had net income (before dividend requirements on preferred stock) of approximately $2,868,000, and in 2003 we had net income (before dividend requirement on preferred stock) of approximately $555,000. Our ability to be profitable in the future will depend on many factors beyond our control, but primarily on the level of demand for land-based seismic data acquisition services by oil and natural gas exploration and development companies. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. To date, we have not paid a significant amount of income taxes due to our net operating loss carryforwards. However, we anticipate utilizing all of our net operating loss carryforwards in 2005, which will result in our payment of federal and state income taxes in 2005.

Our revenues and operating results can be expected to fluctuate from period to period.

Our revenues, operating results and profitability may fluctuate from period to period. These fluctuations are attributable to the level of new business in a particular period, the timing of the initiation, progress or cancellation of significant projects, higher revenues and expenses on our dynamite contracts and costs we incur to train new crews we may add in the future to meet increased customer demand. Fluctuations in our operating results may also be affected by other factors that are outside of our control such as permit delays, weather delays and crew productivity. Oil and natural gas prices are at record highs, and have resulted in increasing demand for our services. There can be no assurance that high prices will continue. The demand for our services will be adversely affected by a significant reduction in oil and natural gas prices. Since our business has high fixed costs, the negative effect of one or more of these factors could trigger wide variations in our operating revenues, EBITDA margin and profitability from quarter to quarter, which render quarter to quarter comparisons unreliable as an indicator of performance. Due to the factors discussed above, you should not expect sequential growth in our quarterly revenues and profitability. We expect our third quarter 2005 profitability to be higher than our third quarter 2004 profitability; however, our third quarter 2005 profitability is forecasted to be less than our second quarter 2005 profitability.

We are implementing a growth strategy which, if successful, will place significant demands on us and subject us to numerous risks.

Growing businesses often have difficulty managing their growth. If our growth strategy is successful, significant demands will be placed on our management, accounting, financial, information and other systems and on our business. We will have to expand our management and continue recruiting and employing experienced executives and key employees capable of providing the necessary support. In addition, to manage our anticipated growth we will need to continue to improve our financial, accounting, information and other systems in order to effectively manage our growth, and in doing so could incur substantial additional expenses that could harm our financial results. We cannot assure you that our management will be able to manage our growth effectively or successfully, or that our financial, accounting, information or other systems will be able to successfully accommodate our external and internal growth. Our failure to meet these challenges could materially impair our business.

We are dependent upon significant customers.

We derive a significant amount of our revenues from a small number of oil and natural gas exploration and development companies. During 2004 and the six months ended June 30, 2005, our two largest customers accounted for approximately 48.4% and 31.6% of revenues, respectively. While our revenues are derived from a concentrated customer base, our significant customers may vary between years. If we lose one or more major customers in the future, or if one or more customers encounter financial difficulties, our business, financial condition and results of operations could be materially and adversely affected.

We receive revenues from customers who engage consultants for processing and interpreting the seismic data we provide.

We receive revenues from customers who have engaged consultants to process and interpret their seismic data. Consultants can have an influence in determining which company its customers use to acquire seismic data. A consultant could recommend that its customers consider using other seismic companies.

We face intense competition in our business from companies with greater financial resources.

The seismic data acquisition services industry is a highly competitive business in the continental U.S. Our competitors include companies with financial resources that are significantly greater than our own as well as companies of comparable and smaller size.

Technological change in our business creates risks of technological obsolescence and requirements for future capital expenditures. If we are unable to keep up with these technological advances, we may not be able to compete effectively.

Seismic data acquisition technologies historically have steadily improved and progressed, and we expect this progression to continue. Our strategy is to upgrade our seismic data acquisition equipment on a regular basis to maintain our competitive position. However, since we are in a capital intensive industry and have limitations on our ability to obtain the financing necessary to enable us to purchase state-of-the-art equipment, some of our competitors may be able to purchase newer equipment when we may not be able to do so.

We are dependent on our management team and key employees and the loss of any of them could harm our business.

We have limited management depth with the result that the loss, whether by death, departure or illness, of Wayne A. Whitener, our President and Chief Executive Officer, or our other senior executives could have a material adverse effect on the ability of management to continue operations at the same level of efficiency. We have key man insurance on the life of our President and Chief Executive Officer so that, in the event of his untimely death, we would receive the insurance proceeds of $1,000,000 under this policy.

Certain members of our management team are not subject to employment or non-competition agreements and may leave our employment at any time.

None of the members of our management team, other than our President and Chief Executive Officer, are subject to employment agreements or non-competition agreements; therefore, any of these members of our management team could leave our employment upon little or no notice which could have a material adverse effect on our management’s ability to continue operations at the same level of effectiveness. Additionally, the lack of non-competition agreements would allow these members of our management team to immediately begin working for one of our competitors upon the termination of their relationship with us, which could have a negative impact on our strategic plan and our relationships with customers.

We extend credit to our customers without requiring collateral, and a default by a customer could have a material adverse effect on our operating revenues.

We perform ongoing credit evaluations of our customers’ financial conditions and, generally, require no collateral from our customers. A default in payment from one of these large customers could have a material adverse effect on our operating revenues for the period involved.

Certain of our core assets are pledged as collateral for short term notes that require large monthly payments.

Certain assets that are critical to our operations, including our two ARAM ARIES recording systems, are pledged as collateral to our equipment lenders and could be subject to foreclosure in the event that we default on our indebtedness. We currently have debt obligations covering the purchase of our two ARAM ARIES recording systems that require monthly payments between approximately $67,000 and $82,000 for the first ARAM ARIES recording system and between approximately $94,000 and $114,000 for the second ARAM ARIES recording system, each over 36 month terms. Any decline in our operations could inhibit our ability to make these substantial monthly payments. In light of the short terms of these notes, a failure to make the monthly payments on these notes could cause our lenders to promptly foreclose on the assets securing these notes. The foreclosure of certain of our core assets securing these notes could severely limit our ability to continue operations.

We may be subject to liability claims that are not covered by our insurance.

Our business is subject to the general risks inherent in land-based seismic data acquisition activities. Our activities are often conducted in remote areas under dangerous conditions, including the detonation of dynamite. These operations are subject to risks of injury to personnel and equipment. Our crews are mobile, and equipment and personnel are subject to vehicular accidents. These risks could cause us to experience equipment losses, injuries to our personnel and interruptions in our business.

In addition, we could be subject to personal injury or real property damage claims in the normal operation of our business. Such claims may not be covered under the indemnification provisions in our general service agreements to the extent that the damage is due to our negligence, gross negligence or intentional misconduct.

We do not carry insurance against certain risks that we could experience, including business interruption resulting from equipment maintenance or weather delays. We obtain insurance against certain property and personal casualty risks and other risks when such insurance is available and when our management considers it advisable to do so. Currently we maintain employers liability with limits of $1,000,000 per accident and $2,000,000 in aggregate, commercial general liability of $1,000,000 per accident and $2,000,000 in aggregate, pollution liability of $1,000,000 per accident and $2,000,000 in aggregate, automobile liability with a $1,000,000 combined single limit and a $10,000,000 umbrella policy.

Our general service agreements require us to have specific amounts of insurance. There can be no assurance, however, that any insurance obtained by us will be adequate to cover any losses or liabilities, or that this insurance will continue to be available or available on terms which are acceptable to us. Liabilities for which we are not insured, or which exceed the policy limits of our applicable insurance, could have a materially adverse effect on us.

We will be subject to the requirements of Section 404 of the Sarbanes-Oxley Act. If we are unable to timely comply with Section 404 or if the costs related to compliance are significant, our profitability, stock price and results of operations and financial condition could be materially adversely affected.

We will be required to comply with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 by December 31, 2006. Section 404 requires that we document and test our internal control over financial reporting and issue management’s assessment of our internal control over financial reporting. This section also requires that our independent registered public accounting firm opine on those internal controls and management’s assessment of those controls. We are currently evaluating our existing controls against the standards adopted by the Committee of Sponsoring Organizations of the Treadway Commission, or COSO. During the course of our ongoing evaluation and integration of the internal control over financial reporting, we may identify areas requiring improvement, and we may have to design enhanced processes and controls to address issues identified through this review.

We believe the out-of-pocket costs, the diversion of management’s attention from running the day-to-day operations and operational changes caused by the need to comply with the requirements of Section 404 of the Sarbanes-Oxley Act could be significant. If the time and costs associated with such compliance exceed our current expectations, our profitability could be affected.

We cannot be certain at this time that we will be able to successfully complete the procedures, certification and attestation requirements of Section 404 or that we or our auditors will not identify material weaknesses in internal control over financial reporting. If we fail to comply with the requirements of Section 404 or if we or our auditors identify and report any material weakness, the accuracy and timeliness of the filing of our annual and quarterly reports may be negatively affected and could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock. In addition, a material weakness in the effectiveness of our internal control over financial reporting could result in an increased chance of fraud and the loss of customers, reduce our ability to obtain financing and require additional expenditures to comply with these requirements, each of which could negatively impact our business, profitability and financial condition.

Industry Risks

We derive all of our revenues from companies in the oil and natural gas exploration and development industry, a historically cyclical industry with levels of activity that are significantly affected by the levels and volatility of oil and natural gas prices.

Any prolonged reduction in the overall level of exploration and development activities, whether resulting from changes in oil and natural gas prices or otherwise, can adversely impact us in many ways by negatively affecting:

•       our revenues, cash flows and profitability;

•       our ability to maintain or increase our borrowing capacity;

•       our ability to obtain additional capital to finance our business and the cost of that capital; and

•       our ability to attract and retain skilled personnel whom we would need in the event of an upturn in the demand for our services.

Worldwide political, economic and military events have contributed to oil and natural gas price volatility and are likely to continue to do so in the future. Depending on the market prices of oil and natural gas, oil and natural gas exploration and development companies may cancel or curtail their drilling programs, thereby reducing demand for our services. Oil and natural gas prices have been volatile historically and, we believe, will continue to be so in the future. Many factors beyond our control affect oil and natural gas prices, including:

•       the cost of exploring for, producing and delivering oil and natural gas;

•       the discovery rate of new oil and natural gas reserves;

•       the rate of decline of existing and new oil and natural gas reserves;

•       available pipeline and other oil and natural gas transportation capacity;

•       the ability of oil and natural gas companies to raise capital;

•       actions by OPEC (the Organization of Petroleum Exporting Countries);

•       political instability in the Middle East and other major oil and natural gas producing regions;

•       economic conditions in the U.S. and elsewhere;

•       domestic and foreign tax policy;

•       weather conditions in the U.S. and elsewhere;

•       the pace adopted by foreign governments for the exploration, development and production of their national reserves;

•       the price of foreign imports of oil and natural gas; and

•       the overall supply and demand for oil and natural gas.

The high fixed costs of our operations could result in operating losses.

Companies within our industry are typically subject to high fixed costs which primarily consist of depreciation, a non-cash item, and maintenance expenses associated with their seismic data acquisition equipment and crew costs. In addition, ongoing maintenance capital expenditures, as well as new equipment investment, can be significant. As a result, any extended periods of significant downtime or low productivity caused by reduced demand, weather interruptions, equipment failures, permit delays or other causes could adversely affect our results of operations.

Our operations are subject to delays related to obtaining land access rights of way from third parties which could affect our results of operations.

Our seismic data acquisition operations could be adversely affected by our inability to obtain timely right of way usage from both public and private land and/or mineral owners. Delays associated with obtaining such rights of way could negatively affect our results of operations.

Our industry has recently experienced shortages in the availability of equipment. Any difficulty we experience replacing or adding equipment could adversely affect our business.

We may not be able to acquire equipment to replace our existing equipment or add additional equipment. The high demand for the services that we provide has decreased the supply of geophysical equipment, resulting in extended delivery dates on orders of new equipment. Any delay in obtaining equipment could delay the implementation of additional crews and restrict the productivity of our existing crews. Although we have ordered nine vibration vehicles to be delivered in the first quarter of 2006, the acquisition of these additional units from the proceeds of this offering could be delayed for several months due to the high demand for the vehicles. A delay in obtaining equipment essential to our operations could have a material adverse effect on our operations.

Our business is subject to government regulation which may adversely affect our future operations.

Our operations are subject to a variety of federal, state and local laws and regulations, including laws and regulations relating to the protection of the environment and archeological sites. We are required to expend financial and managerial resources to comply with such laws and related permit requirements in our operations, and we anticipate that we will continue to be required to do so in the future. Although such expenditures historically have not been material to us, the fact that such laws or regulations change frequently makes it impossible for us to predict the cost or impact of such laws and regulations on our future operations. The adoption of laws and regulations that have the effect of reducing or curtailing exploration and development activities by energy companies could also adversely affect our operations by reducing the demand for our services.

Risks Related To Our Common Stock And This Offering

Our common stock has experienced, and may continue to experience, price volatility and low trading volume.

Our stock price is subject to significant volatility. Overall market conditions including a decline in oil and natural gas prices, in addition to other risks and uncertainties described in this “Risk Factors” section and elsewhere in this prospectus, may cause the market price of our common stock to fall. Our high and low closing stock prices for the 12 months ended September 16, 2005 were $11.70 and $1.80, respectively.

Our common stock is listed on the American Stock Exchange under the symbol “TGE.” However, daily trading volumes for our common stock are, and may continue to be, relatively small compared to many other publicly traded securities. For example, since April 18, 2005, when we began trading on the

American Stock Exchange, our daily trading volume has been as low as 1,600 shares. We cannot assure you that this offering will increase the trading volume for our common stock. It may be difficult for you to sell your shares in the public market at any given time at prevailing prices, and the price of our common stock may, therefore, be volatile.

Purchasers of common stock will experience immediate and substantial dilution.

Based on an assumed offering price of $              per share and assuming the conversion of all of our outstanding 8 1/2% Senior Convertible Preferred Stock into our common stock, purchasers of our common stock in this offering will experience an immediate and substantial dilution of $              per share in the net tangible book value per share of common stock from the public offering price and our pro forma net tangible book value as of June 30, 2005 after giving effect to this offering would be $              per share. You will incur further dilution if outstanding options exercisable into 227,000 shares of our common stock and warrants that are not being purchased but remain exercisable into 26,000 shares of our common stock are exercised. In addition, our Restated Articles of Incorporation allows us to issue significant numbers of additional shares.

The large number of shares eligible for public sale could depress the market price of our common stock.

The market price for our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, and the perception that these sales could occur may depress the market price. Based on shares outstanding as of September 16, 2005, and assuming all the shares of our 8 1/2% Senior Convertible Preferred Stock convert into common stock prior to this offering, we will have outstanding 14,481,437 shares of common stock after this offering. We have a registration statement on Form SB-2 on file with the SEC to cover the resale of our common stock by certain non-affiliates issuable upon the conversion of our 8 1/2% Senior Convertible Preferred Stock. As of September 16, 2005, there are 747,464 shares outstanding of our 8 1/2% Senior Convertible Preferred Stock that are held by non-affiliates and are convertible into 747,464 shares of our common stock. An additional 227,000 shares of our common stock are issuable upon exercise of outstanding stock options (of which 83,667 shares are currently exercisable) and 26,000 shares of our common stock are issuable upon exercise of outstanding warrants that are not being repurchased by the Company.

Our officers and directors own a large percentage of our common stock, and they may control our business and affairs.

Upon completion of this offering and assuming the exercise of the over-allotment option, our officers and directors as a group will beneficially own approximately 30.6% of our common stock. As a result, they will continue to be able to exercise significant influence, and in most cases control, over matters requiring shareholder approval, including the election of directors, changes to our charter documents and significant corporate transactions. This concentration of ownership makes it unlikely that any other holder or group of holders of our common stock will be able to affect the way we are managed or the direction of our business. The continued concentrated ownership of our common stock will make it difficult for another company to acquire us and for you to receive any related takeover premium for your shares (unless the controlling group approves the acquisition).

We will have broad discretion over the use of proceeds from this offering and may use the proceeds in a manner significantly different from our current plans.

While we currently expect to use the net proceeds from this offering for the purchase of new equipment, the repurchase of stock purchase warrants exercisable into 3,516,645 shares of our common stock, and for working capital and general corporate purposes, we will have broad discretion to adjust the application and allocation of the net proceeds, other than with respect to the repurchase of the warrants. Our expectations regarding future business needs may prove to be inaccurate. Accordingly, we will retain broad discretion in the allocation of the net proceeds from this offering, and we reserve the right to change the use of these proceeds as a result of contingencies such as the timing and purchase of equipment. The success of our operations is influenced by capital expenditures and working capital allocations and will substantially depend upon our discretion and judgment with respect to the application and allocation of the net proceeds from this offering.

Certain provisions of our Restated Articles of Incorporation may make it difficult for a third party to acquire us or may adversely impact your rights as a common shareholder.

Our Restated Articles of Incorporation contain provisions that require the approval of holders of 80% of our issued and outstanding shares before we can enter into a merger or other business combination or sell all or substantially all of our assets. Additionally, if we increase the size of our board from the current six to nine directors, we could be required to stagger our directors’ terms and our directors could not be removed without approval of holders of 80% of our issued and outstanding shares. These provisions could discourage or impede a tender offer, proxy contest or other similar transaction involving control of us.

In addition, our board of directors has the right to issue preferred stock upon such terms and conditions as it deems to be in the best interest of the Company. The terms of such preferred stock may adversely impact the dividend and liquidation rights of the common shareholders without the approval of the common shareholders.

We do not intend to pay cash dividends on our common stock in the foreseeable future, and therefore only appreciation of the price of our common stock will provide a return to our shareholders.

While there are currently no restrictions prohibiting us from paying dividends to our shareholders, we have not paid any cash dividends on our common stock in the past, and we do not anticipate paying any dividends in the foreseeable future. Payment of any cash dividends in the future, however, is in the discretion of our board of directors and will depend on our financial condition, results of operations, capital and legal requirements and other factors deemed relevant by our board of directors. Earnings, if any, are expected to be retained to fund our future operations.

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which reflect our view with respect to future events. We base these forward-looking statements on our current expectations and projections about future events. These forward looking statements are subject to risks, uncertainties and assumptions about the Company, including:

•       dependence upon energy industry spending for seismic data acquisition services;

•       the unpredictable nature of forecasting weather;

•       the potential for contract delay or cancellation;

•       the potential for fluctuations in oil and natural gas prices; and

•       the availability of capital resources.

We use the words “may,” “will,” “can,” “could,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “target,” “continue,” “intend,” “plan,” “budget” and other similar words to identify forward-looking statements. You should read statements that contain these words carefully because they discuss future expectations, contain projections of results of operations or of our financial condition and/or state other “forward-looking” information. We do not undertake any obligation to update or revise publicly any forward-looking statements, except as required by law. These statements also involve risks and uncertainties that could cause our actual results or financial condition to materially differ from our expectations in this prospectus.

We believe that it is important to communicate our expectations of future performance to our investors. However, events may occur in the future that we are unable to accurately predict, or over which we have no control. When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and other factors noted throughout this prospectus. There are many risks, uncertainties and events that may cause our actual results to differ materially from those contained in any forward-looking statement. Please read the section entitled “Risk Factors” for a discussion of certain risks of our business and an investment in our common stock.

MARKET DATA AND FORECASTS

Unless otherwise indicated, information in this prospectus concerning economic conditions and our industry is based on information from independent industry analysts and publications as well as our estimates. Our estimates are derived from publicly available information released by third-party sources, as well as data from our internal research, and are based on such data and our knowledge of our industry, which we believe to be reasonable. None of the independent industry publications used in this prospectus were prepared on our or our affiliates’ behalves, and none of the sources cited in this prospectus has consented to the inclusion of any data from its reports, nor have we sought consent from any of them.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $      , or approximately $       if the underwriters’ over-allotment option is exercised in full (in each case after deducting underwriting discounts and commissions, the estimated offering expenses and, if the over-allotment option is exercised in full, the proceeds to be received by the selling shareholders from the exercise of the underwriters’ over-allotment option). We intend to use the net proceeds from this offering as follows:

•       approximately $         to repurchase and cancel stock purchase warrants exercisable into 3,516,645 shares of our common stock;

•       approximately $4,000,000 will be used to purchase one additional ARAM ARIES recording system;

•       approximately $3,000,000 will be used to purchase peripheral seismic equipment, including nine vibration vehicles, to be delivered by the end of the first quarter 2006; and

•       for working capital and general corporate purposes.

The amounts set forth above for the purchase of the ARAM ARIES recording system and peripheral seismic equipment, including nine vibration vehicles, are estimates, and the exact amount that we will spend cannot yet be determined. Accordingly, we will retain broad discretion in the allocation of the net proceeds from this offering, and we reserve the right to change the use of these proceeds as a result of contingencies such as change of market conditions, change of future contract requirements and change of equipment availability. Depending upon the outcome of these contingencies, we may allocate substantially greater or lesser amounts to working capital and general corporate purposes. Pending the uses described above, we will invest the net proceeds in short-term, interest-bearing, investment-grade securities.

We will enter into an agreement with all of our directors to repurchase outstanding warrants exercisable into 3,516,645 shares of our common stock at the public offering price less the exercise price (the “in the money value”) and an amount equal to the underwriting discounts and commissions on the in the money value. Our obligation to repurchase these warrants is conditioned on the closing of this offering.

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Market Prices

From May 25, 2002 through April 15, 2005, our common stock was traded over-the-counter on the National Association of Securities Dealers, Inc. Over-The-Counter Bulletin Board System (using the trading symbol “TGCI”). Because of our improved financial condition which has led to a substantial increase in our stock price and the market value of our publicly held shares, we qualified for, and began trading on, the American Stock Exchange on April 18, 2005, under our current trading symbol “TGE.”

The high and low bid prices shown below, through April 15, 2005, represent prices among the dealers and do not include retail mark-ups, mark-downs or commissions, and do not necessarily represent actual transactions. Beginning on April 18, 2005, the table shows the high and low sales prices reported for our common stock.

	Price Range of Common Stock
	High	Low
Year Ended December 31, 2003
First Quarter	$0.10	$0.06
Second Quarter	$0.15	$0.07
Third Quarter	$0.38	$0.15
Fourth Quarter	$0.70	$0.38
Year Ended December 31, 2004
First Quarter	$1.11	$0.70
Second Quarter	$2.45	$1.20
Third Quarter	$2.50	$1.50
Fourth Quarter	$2.95	$2.15
Year Ended December 31, 2005
First Quarter	$4.65	$2.72
Second Quarter	$6.10	$3.31
Third Quarter (through September 16, 2005)	$11.70	$5.59

The last reported sales price for our common stock on September 16, 2005 was $8.85. The number of shareholders of record of our common stock as of September 16, 2005, was 119. Due to the number of shares held in nominee or street name, we believe that there are a significantly greater number of beneficial owners of our common stock. As of September 16, Cede & Co. held 5,115,877 shares in street name.

DIVIDEND POLICY

While there are currently no restrictions prohibiting us from paying dividends to our shareholders, we have not paid any cash dividends on our common stock in the past, and we do not anticipate paying any dividends in the foreseeable future. Payment of any cash dividends in the future, however, is in the discretion of our board of directors and will depend on our financial condition, results of operations, capital and legal requirements and other factors deemed relevant by our board of directors. Earnings, if any, are expected to be retained to fund our future operations.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and short-term investments and our capitalization as of June 30, 2005:

•       on an historical basis, which reflects our actual capitalization as of June 30, 2005, without any adjustments to reflect subsequent or anticipated events;

•       on a pro forma as adjusted basis, which reflects our capitalization as of June 30, 2005 with adjustments to reflect the issuance of 126,100 shares of common stock resulting from the conversion of 126,100 shares of our 8 1/2% Senior Convertible Preferred Stock, the issuance of 2,519,664 shares of common stock resulting from the expected conversion of the remaining shares of our 8 1/2% Senior Convertible Preferred Stock into shares of our common stock and the sale of the 5,500,000 shares of common stock offered by us in this offering, after deducting estimated underwriting discounts and commissions, and after giving effect to our receipt and application of the estimated net proceeds from this offering.

You should read this table together with “Selected Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included elsewhere in this prospectus.

	At June 30, 2005
	Historical	Pro Forma As Adjusted
(in thousands, except per share data)	(Unaudited)
Cash, cash equivalents and short-term investments	$4,352	$
Short-term debt	2,227
Long-term debt, less current maturities	3,723
Shareholders’ equity:
Preferred stock, par value $1.00 per share:
4,000,000 shares authorized
8 1/2% Senior Convertible Preferred Stock; 2,645,764 shares issued and outstanding; zero shares issued and outstanding pro forma as adjusted	2,645	—
Common stock, par value $0.01 per share:
25,000,000 shares authorized, 6,356,617 shares issued; 14,513,381 shares issued pro forma as adjusted	64	145
Additional paid-in capital	6,755
Accumulated deficit	(1,943)	(1,943)
Treasury stock, at cost 31,944 shares	(215)	(215)
Total shareholders’ equity	7,306
Total capitalization	$13,256	$

The number of shares of our common stock in the historical and pro forma as adjusted columns in the table above does not include the following securities outstanding as of June 30, 2005:

•       238,000 shares of our common stock issuable on June 30, 2005, upon exercise of outstanding options issued under our stock option plan at a weighted exercise price of $2.01 per share are excluded from the historical June 30, 2005 column, while 227,000 shares of our common stock currently issuable upon exercise of outstanding options issued under our stock option plan at a weighted exercise price of $2.06 per share are excluded from the pro forma as adjusted column.

•       26,000 shares of our common stock issuable upon exercise of outstanding warrants with a weighted exercise price of $1.00 per share. These warrants do not constitute part of the stock purchase warrants being repurchased and cancelled by the Company.

SELECTED FINANCIAL DATA

The following table sets forth our summary financial data for the periods indicated. The summary financial data for the years ended December 31, 2002, 2003 and 2004 are derived from our audited financial statements. The summary financial data for the six months ended June 30, 2004 and 2005 are derived from our unaudited financial statements and includes, in management’s opinion, all adjustments necessary for a fair presentation of our financial position as of such date and our results of operations for such period. You should read the following summary financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and notes thereto, included elsewhere in this prospectus. Our results of operations for the six month period ended June 30, 2005, may not be indicative of results that may be expected for the full year. The following table presents a non-GAAP financial measure, EBITDA. This measure is not calculated or presented in accordance with GAAP. We explain this measure below and reconcile it to its most directly comparable financial measures calculated and presented in accordance with GAAP in “Non-GAAP Financial Measures” below.

	Year Enbed December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
				(Unaudited)
Statement of Operations Data (in thousands, except per share data):
Revenues	$6,262	$8,468	$20,084	$7,754	$12,948
Cost and expenses
Cost of services	5,529	5,655	14,708	5,441	7,298
Selling, general and administrative	860	913	1,277	562	925
Depreciation expense	1,523	1,314	1,106	433	1,027
	7,912	7,882	17,091	6,436	9,250
Income (loss) from operations	(1,650)	586	2,993	1,318	3,698
Interest expense and debt financing costs	62	31	61	8	80
Income (loss) before income taxes	(1,712)	555	2,932	1,310	3,618
Income tax expense—current	—	—	(64)	—	(753)
Net income (loss)	(1,712)	555	2,868	1,310	2,865
Less dividend requirements on preferred stock	(280)	(303)	(300)	(160)	(134)
Income (loss) allocable to common shareholders	$(1,992)	$252	$2,568	$1,150	$2,731
Earnings (loss) per common share
Basic	$(0.37)	$0.05	$0.45	$0.20	$0.44
Diluted	$(0.37)	$0.04	$0.24	$0.11	$0.23
Other Financial Data (Unaudited):
EBITDA	$(172)	$1,878	$4,099	$1,751	$4,725
Capital expenditures	171	489	5,795	1,639	6,075
Operating Data (at period end) (Unaudited):
Number of working crews	1	1	3	3	3	(1)
Available recording channels	3,500	3,500	10,000	10,000	10,000	(1)

(1)          In July 2005, we put into operation our second ARAM ARIES recording system which has 4,000 recording channels, increasing the total number of working crews to four and available recording channels to 14,000.

The following table sets forth a summary of our balance sheet data as of June 30, 2005 on a historical basis and on a pro forma as adjusted basis to reflect our receipt of estimated net proceeds from our sale of 5,500,000 shares of common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses and the application of those net proceeds.

	At June 30, 2005
	Historical	Pro Forma As Adjusted(1)
	(Unaudited)
Balance Sheet Data (amounts in thousands):
Working capital	$494	$
Net property and equipment	10,532
Total assets	17,291
Long-term debt	3,723
Shareholders’ equity	7,306

(1)          On a pro forma as adjusted basis, which reflects our capitalization as of June 30, 2005 with adjustments to reflect the issuance of 126,100 shares of common stock resulting from the conversion of 126,100 shares of our 8 1/2% Senior Convertible Preferred Stock, the issuance of 2,519,664 shares of common stock resulting from the expected conversion of the remaining shares of our 8 1/2% Senior Convertible Preferred Stock into shares of our common stock and the sale of the 5,500,000 shares of common stock offered by us in this offering , after deducting estimated underwriting discounts and commissions, and after giving effect to our receipt and application of the estimated net proceeds from this offering.

Non-GAAP Financial Measure

We define EBITDA as net income plus expenses of interest, income taxes, depreciation and amortization. We use EBITDA as a supplemental financial measure to assess:

•       the financial performance of our assets without regard to financing methods, capital structures, taxes or historical cost basis;

•       our liquidity and operating performance over time and in relation to other companies that own similar assets and that we believe calculate EBITDA in a manner similar to us; and

•       the ability of our assets to generate cash sufficient for us to pay potential interest expenses.

We also understand that such data is used by investors to assess our performance. However, EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or our liquidity, you should not consider this data in isolation or as a substitute for our net income, cash flow from operating activities, or other cash flow data calculated in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Therefore, EBITDA as presented below may not be comparable to similarly titled measures of other companies. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization.

The following table reconciles our EBITDA to our net income (loss) (Unaudited):

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
(in thousands)
Net income (loss)	$(1,712)	$555	$2,868	$1,310	$2,865
Depreciation expense	1,523	1,314	1,106	433	1,027
Interest expense	17	9	61	8	80
Income tax expense	—	—	64	—	753
EBITDA	$(172)	$1,878	$4,099	$1,751	$4,725

The following table reconciles our EBITDA to our net cash provided by (used in) operating activities (Unaudited):

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
(in thousands)
Net cash provided by (used in) operating activities	$(404)	$1,067	$4,166	$4,711	$5,663
Changes in working capital items and other	277	820	(111)	(2,943)	(1,794)
Non-cash adjustments to income	(45)	(9)	(20)	(17)	103
Current income tax expense	—	—	64	—	753
EBITDA	$(172)	$1,878	$4,099	$1,751	$4,725

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with “Selected Financial Data” and our financial statements and related notes thereto included elsewhere in this prospectus. Portions of this document that are not statements of historical or current fact are forward-looking statements that involve risk and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as applying to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements. Factors that could cause our actual results to differ materially from those anticipated include those discussed in “Risk Factors,” “Business” and “Forward-Looking Statements.”

Overview

We are one of the leading providers of seismic data acquisition services in the continental U.S. We currently operate four seismic data acquisition crews. Substantially all of our revenues are derived from the seismic data acquisition services which we provide to our customers, primarily major and independent oil and natural gas exploration and development companies in the continental U.S. Demand for our services depends upon the level of spending by these oil and natural gas companies for exploration, production and development, which activities depend, in part, on oil and natural gas prices. Fluctuations in domestic oil and natural gas exploration activities and commodity prices have affected the demand for our services and our results of operations in years past and continue to have a significant impact on our business and results of operations.

Our return to profitability in 2003 after several years of losses is directly related to an increase in the level of exploration and development for domestic oil and natural gas. The increased level of exploration and development is a function of higher prices for oil and natural gas. As a result of the increase in domestic exploration spending, we have experienced an increased demand for our seismic data acquisition services.

We continue to focus on increasing revenues and profitability. Due to the fixed costs we incur, primarily consisting of depreciation, a non-cash item, and maintenance expenses associated with seismic data acquisition equipment, and crew costs, we strive to maintain high utilization rates for our crews. While our revenues are mainly affected by the level of customer demand for our services, our revenues are also affected by the pricing for our services that we negotiate with our customers. As a result of the fixed cost structure of our business, our profitability is affected by the level of productivity of our seismic data acquisition crews, including crew downtime related to inclement weather, unplanned equipment repairs or delays in acquiring land access permits. Consequently, our continued growth in revenues and improved profitability is, in part, due to our successful efforts to negotiate more favorable weather protection provisions in our service agreements with our customers, our ability to mitigate access permit delays and our continued efforts to improve overall crew productivity by purchasing equipment that operates more efficiently in our markets. Although our customers may cancel their supplemental service agreements with us on short notice, we believe that we currently have sufficient contracts to sustain operations at full capacity into 2006.

How We Generate Our Revenues

Our contracts are obtained either through competitive bidding or as a result of negotiations with customers. Contract terms offered by us are generally dependent on the complexity and risk of operations, energy source technique being used (vibroseis or dynamite), type of equipment and the anticipated duration of the work to be performed. The majority of our contracts are typically subject to termination by the customer upon 60 days advance written notice to us with little or no penalty.

Contracts

Our seismic data acquisition general service agreements define certain obligations for us and for our customers. A supplemental agreement setting forth the terms of a specific project, which may be cancelled by either party on short notice, is entered into for every project. We currently operate under supplemental agreements that are either “turnkey” agreements providing for a fixed fee to be paid to us for each unit of data acquired, or “term” agreements providing for a fixed hourly, daily or monthly fee during the term of the project or projects. Turnkey agreements generally provide us more profit potential, but involve more risks because of the potential of crew downtime or operational delays. Under the term agreements, we forego an increased profit potential in exchange for a more consistent revenue stream with improved protection from crew downtime or operational delays. We attempt to negotiate on a project-by-project basis some level of weather downtime protection within our agreements; however we may still experience some risk due to inclement weather. We strive to manage our crews and equipment as a portfolio, balancing the mix of turnkey and term contracts and the type of equipment we use whenever possible.

Our contracts require either dynamite or vibroseis energy source techniques. We incur higher costs on our dynamite contracts than on our vibroseis contract, due to the costs of third parties that provide dynamite services. Since we recognize additional revenues equivalent to our third party costs, our EBITDA margins are lower on our dynamite contracts.

How We Manage Our Operations

Our management team uses a variety of tools to manage our operations. These tools include monitoring our: (1) seismic crew performance; (2) project scheduling calendar; (3) schedule of pending proposals; and (4) safety performance.

Seismic crew performance.   We monitor crew performance on a daily basis by monitoring the production obtained by each crew on the previous day in relation to the type of geography, weather and type of acquisition technique being employed, vibroseis or dynamite. This review allows us to monitor the profitability of turnkey contracts and reallocate resources if necessary to increase productivity. We expect our cost of services and selling, general and administrative (“SG&A”) expenses to increase as a percentage of sales during periods in which we deploy additional crews, but decrease as a percentage of sales as new crews become more efficient and higher revenues are generated.

Project scheduling calendar.   Our management team reviews our project scheduling calendar on a daily basis. Monitoring this schedule allows management to schedule or reschedule projects to most efficiently utilize our resources. This continuous monitoring allows us to limit our crews’ downtime between jobs and helps us effectively communicate with customers concerning the estimated start dates and completion dates of pending projects.

Schedule of pending proposals.   We monitor on a daily basis our list of outstanding proposals. By monitoring this list, we are able to more effectively schedule our future projects and determine whether we need to follow up with the customer on any of the pending proposals.

Safety performance.   Maintaining a strong safety record is a critical component of our operational success. Our field level management team holds a safety meeting every day to discuss any safety issues that arose the previous day. In an effort to maintain our historic levels of safety performance, we have engaged a safety specialist through our insurance agency to conduct our safety training courses and review our safety reports on a regular basis.

Our Growth Strategies

We believe that there are significant opportunities for us to increase our revenues and market position in the continental U.S. onshore seismic market by:

•       Optimizing equipment and crew utilization;

•       Maintaining our state-of-the-art technology position;

•       Maintaining our efficient management structure;

•       Managing the mix and terms of our contracts; and

•       Maintaining a conservative balance sheet and disciplined capital spending program.

Results of Operations

Six Months Ended June 30, 2005 Compared to Six Months Ended June 30, 2004

Revenues.   Our revenues were $12,947,724 for the six months ended June 30, 2005 compared to $7,754,069 for the same period of 2004, an increase of 67.0%. This increase in revenues was attributable to several factors including operating three seismic data acquisition crews in 2005 compared with two crews for the same period of 2004, increased demand for our services due to increased exploration and development activity by domestic oil and natural gas companies, price improvements and more favorable contract terms in our agreements with customers and the increased productivity derived from a new ARAM ARIES recording system, which was put into service in the fourth quarter of 2004.

Cost of services.   Cost of services includes the wages and expenses directly related to our field crews and support operations, as well as third party costs associated with certain contracts provided by non-employee contractors but excludes depreciation expense. Our cost of services was $7,298,355 for the six months ended June 30, 2005 compared to $5,440,662 for the same period of 2004, an increase of 34.1%. This increase was principally attributable to our increase in revenues. However, as a percentage of revenues, cost of services was 56.3% for the six months ended June 30, 2005 compared to 70.2% for the same period of 2004, a decrease of 13.9%. This decrease was primarily attributable to the mix of contracts (dynamite or vibroseis), job specific equipment rental expense that occurred in the second quarter of 2004 and the increased productivity attributable to the new ARAM ARIES recording system.

Selling, general and administrative.   SG&A expenses include the wages and salaries of administrative and sales personnel, as well as other general overhead costs not directly related to field operations. SG&A expenses were $924,625 for the six months ended June 30, 2005 compared to $562,532 for the same period of 2004, an increase of 64.4%. This increase was primarily attributable to additional expenses associated with the Company’s common stock being listed on the American Stock Exchange, additional compensation expense accrued for incentive bonuses, increased insurance costs and additional expenses associated with the operation of three crews during the first half of 2005 compared to two crews in the same period of 2004. However, SG&A expenses as a percent of revenues decreased to 7.1% for the first half of 2005 from 7.3% in the first half of 2004.

Depreciation expense.   Depreciation expense was $1,026,733 for the six months ended June 30, 2005 compared to $432,709 for the same period of 2004, an increase of 137.3%. This increase was primarily attributable to capital expenditures of $5,794,553 in 2004 for which depreciation expense was realized for the six months ended June 30, 2005. As a result, depreciation as a percent of revenues was 7.9% during the first half of 2005 compared to 5.6% during the first half of 2004, an increase of 2.3%.

Income from operations.   Income from operations was $3,698,011 for the six months ended June 30, 2005 compared to $1,318,166 for the same period of 2004, an increase of 180.5%. This increase was primarily attributable to the increase in revenues and the improvement in our cost of services and SG&A expenses, partially offset by increases in depreciation expense. EBITDA increased $2,974,000 to $4,725,000 in the first half of 2005 from $1,751,000 in the first half of 2004, an increase of 169.8%. This increase was a result of factors mentioned above and greater absorption of our fixed operating costs. EBITDA as a percentage of revenues for the first six months of 2005 was 36.5% compared to 22.6% for the same period in 2004. For a definition of EBITDA, a reconciliation of EBITDA to net income and a discussion of EBITDA, please refer to the section entitled “EBITDA” found above in “Selected Financial Data.” Revenues and operating results can be expected to fluctuate from period to period as a result of the timing of the initiation, progress and cancellation of significant projects, the mix between dynamite and vibroseis contracts, permit delays, weather delays and crew productivity. Because of these factors, you should not expect sequential growth in our quarterly revenues and productivity. We expect our third quarter 2005 profitability to be higher than our third quarter 2004 profitability; however, our third quarter 2005 profitability is forecasted to be less than our second quarter 2005 profitability.

Interest expense.   Interest expense was $79,362 for the six months ended June 30, 2005 compared to $8,402 for the same period of 2004. This increase was primarily attributable to the debt incurred for the purchase of our first ARAM ARIES recording system in October 2004.

Income tax expense.   Income tax expense was $753,252 for the six months ended June 30, 2005. No income tax expense was recorded in the same period of 2004. At December 31, 2004, we had net operating loss carryforwards of approximately $4,980,000 available to offset future taxable income that expire at various dates through 2024. The Company anticipates the net operating loss carryforwards will be utilized during 2005 and the Company will incur federal income taxes as well as income taxes from various states. See Note I of Notes to Financial Statements attached hereto.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Revenues.   Our revenues were $20,084,175 for the year ended December 31, 2004 compared to $8,468,051 for the year ended December 31, 2003, an increase of 137.2%. This increase in revenues was attributable to several factors including operating two seismic data acquisition crews the first half of 2004 and three crews the second half of 2004 compared with operating only one crew for the entire year of 2003 and increased demand for our services due to increased exploration and development activity by domestic oil and natural gas companies. In addition, beginning in the fourth quarter of 2004, market conditions allowed us to negotiate price improvements and more favorable contract terms in our agreements with customers.

Cost of services.   Our cost of services were $14,707,648 for the year ended December 31, 2004 compared to $5,654,868 for the year ended December 31, 2003, an increased of 160.1%. This increase was principally attributable to an increase in our revenues. However, as a percentage of revenues, cost of services was 73.2% for the year ended December 31, 2004 compared to 66.8% for the year ended December 31, 2003, an increase of 6.4%. This increase was primarily attributable to the mix of contracts and job specific equipment rental expense that occurred in 2004.

Selling, general and administrative.   SG&A expenses were $1,277,161 for the year ended December 31, 2004 compared to $912,684 for the year ended December 31, 2003, an increase of 39.9%. This increase was due to several factors including an increase in legal expenses associated with the filing of a resale registration statement for the common stock issuable upon conversion of our 8 1/2% Senior Convertible Preferred Stock, an increase in public company expenses associated with the hiring of a public relations firm, an increase in incentive compensation for incentive bonuses and expenses associated with the higher level of revenues. However, SG&A expense as a percentage of revenues decreased to 6.4% for the year ended December 31, 2004 from 10.8% for the year ended December 31,2003.

Depreciation expense.   Depreciation expense was $1,106,022 for the year ended December 31, 2004 compared to $1,314,042 for the year ended December 31, 2003, a decrease of 15.8%. This decrease was primarily attributable to a low level of capital expenditures in 2003 and fixed assets that became fully depreciated in 2003. As a result, depreciation expense as a percent of revenues was 5.5% for the year ended December 31, 2004 compared to 15.5% for the year ended December 31, 2003.

Income from operations.   Income from operations was $2,993,344 for the year ended December 31, 2004 compared to $586,457 for the year ended December 31, 2003, an increase of 410.4%. This increase was primarily attributable to the increase in revenues, a decrease in depreciation expense but partially offset by an increase in SG&A. EBITDA increased $2,221,367 to $4,099,366 for the year ended December 31, 2004 from $1,877,999 for the year ended December 31, 2003, an increase of 118.3%. This increase was a result of factors mentioned above. EBITDA as a percentage of revenues for 2004 was 20.4% compared to 22.2% in 2003. For a definition of EBITDA, a reconciliation of EBITDA to net income and a discussion of EBITDA please refer to the section entitled “EBITDA” found above in “Selected Financial Data.”

Interest expense.   Interest expense was $60,878 for the year ended December 31, 2004 compared to $8,792 for the year ended December 31, 2003. This increase was primarily attributable to the debt incurred for the purchase of our first ARAM ARIES recording system in October 2004.

Income tax expense.   Income tax expense was $64,127 for the year ended December 31, 2004. No income tax expense was recorded in the year ended December 31, 2003. At December 31, 2004, we had net operating loss carryforwards of approximately $4,980,000 available to offset future taxable income that expire at various dates through 2024.

Debt financing costs.   Debt financing costs were $22,500 for the year ended December 31, 2003. These debt financing costs were associated with 750,000 stock purchase warrants issued in 2003. We did not incur any debt financing costs in 2004. See “Capital Resources” below for a discussion of the stock purchase warrants issued in 2003.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Revenues.   Our revenues were $8,468,051 for the year ended December 31, 2003 compared to $6,262,206 for the year ended December 31, 2002, an increase of 35.2%. This increase in revenues was attributable to several factors including our successful entry into the vibroseis market with a significant portion of our 2003 revenues being generated from vibroseis contracts. As a result, we were able to operate one seismic data acquisition crew the entire year of 2003. We were unable to keep a crew employed all 12 months of 2002.

Cost of services.   Our cost of services was $5,654,868 for the year ended December 31, 2003 compared to $5,529,445 for the same year ended December 31, 2002, an increase of 2.3%. This increase was principally attributable to our increase in revenues. However, as a percentage of revenues, cost of services was 66.8% for the year ended December 31, 2003 compared to 88.3% for the same period of 2002, a decrease of 21.5%. This decrease was primarily attributable to the mix of contracts and the absorption of fixed costs as a result of the increase in revenues in 2003.

Selling, general and administrative.   SG&A expenses were $912,684 for the year ended December 31, 2003 compared to $859,648 for the year ended December 31, 2002, an increase of 6.2%. This increase was primarily attributable to additional expenses associated with the higher revenues in year 2003 compared with year 2002. However, SG&A expenses as a percent of revenues decreased to 10.8% for the year ended December 31, 2003 from 13.7% for the year ended December 31, 2002.

Depreciation expense.   Depreciation expense was $1,314,042 for the year ended December 31, 2003 compared to $1,522,815 for the year ended December 31, 2002, a decrease of 13.7%. This decrease was primarily attributable to a low level of capital expenditures in 2002 and fixed assets that became fully depreciated in 2002. As a result, depreciation as a percent of revenues was 15.5% for the year ended December 31, 2003, compared to 24.3% for the year ended December 31, 2002, a decrease of 8.8%.

Income (loss) from operations.   Income from operations was $586,457 for the year ended December 31, 2003 compared to a loss of $1,649,702 for the year ended December 31, 2002. This increase was primarily attributable to an increase in revenues and an improvement in our margins as a result of a larger portion of our revenues being generated from vibroseis contracts and a reduction in depreciation expense. EBITDA increased $2,049,886 to $1,877,999 in the year ended December 31, 2003 from $(171,887) for the year ended December 31, 2002. This increase was a result of factors mentioned above. EBITDA as a percentage of revenues for 2003 was 22.2% compared to (2.7)% in 2002. For a definition of EBITDA, a reconciliation of EBITDA to net income and a discussion of EBITDA, please refer to the section entitled “EBITDA” found above in “Selected Financial Data.”

Interest expense.   Interest expense was $8,792 for the year ended December 31, 2003 compared to $16,807 for the ended December 31, 2002. This decrease was attributable to lower levels of debt in 2003 compared with 2002.

Debt financing costs.   Debt financing costs were $22,500 for the year ended December 31, 2003 compared to $45,000 for the same period of 2002. These debt financing costs were associated with 750,000 and 1,500,000 stock purchase warrants issued in 2003 and 2002, respectively. See “Capital Resources” below for a discussion of the stock purchase warrants issued in 2003 and 2002.

Income tax expense.   No income tax expense was recorded for the years ended December 31, 2003 and 2002. At December 31, 2003, we had net operating loss carryforwards of approximately $7,900,000 available to offset future taxable income that expire at various dates through 2023.

General Trends and Outlook

We expect that the primary factor influencing demand for seismic data acquisition services in our industry will continue to be the level of exploration and development activity by oil and natural gas companies, which in turn, depends largely on current and anticipated crude oil and natural gas prices and depletion and consumption rates. In addition, the EIA recently forecast that U.S. oil and natural gas consumption will increase at an average annual rate of 1.5% through 2025. Conversely, the EIA forecasts that U.S. oil production will continue to decline at an average annual rate of (0.8%) and natural gas production will increase at an average annual rate of only 0.6%.

We believe that historical data and industry forecasts suggest an increasing demand for oil and natural gas coupled with a flat or declining production curve, which should result in the continuation of historically high oil and natural gas prices. We anticipate that oil and natural gas exploration and development companies will continue to respond to sustained increases in demand and declines in production by expanding their exploration activities and increasing their capital spending and need for seismic data acquisition services.

Liquidity and Capital Resources

Liquidity

Cash flows from operating activities.

Net cash provided by operating activities was $5,662,587 for the six months ended June 30, 2005 compared to $4,711,473 for the same period of 2004. The $951,114 increase in the first six months of 2005 was principally due to a $1,555,633 increase in net income and a $594,024 increase in depreciation expense offset by a gain on the disposal of equipment of $102,950 and a net decrease in operating assets and liabilities of $1,078,762.

Net cash provided by operating activities was $4,165,754 for the year ended December 31, 2004 compared to $1,066,743 for the year ended December 31, 2003. The $3,099,011 increase in 2004 was principally due to a $2,313,174 increase in net income, a decrease in depreciation expense of $208,020 and a net increase in operating assets and liabilities of $982,266.

Net cash provided by operating activities was $1,066,743 for the year ended December 31, 2003 compared to net cash used in operating activities of $404,100 for the year ended December 31, 2002. The $1,470,843 increase in the year 2003 was principally due to a $2,266,674 increase in net income offset by a decrease in depreciation expense of $208,773 and a net decrease in operating assets and liabilities of $550,609.

Cash flows used in investing activities.

Net cash used in investing activities was $1,227,158 for the six months ended June 30, 2004 and $2,350,779 for the six months ended June 30, 2005. This increase was due to cash capital expenditures of $2,453,729 in the six months ended June 30, 2005 compared to $1,227,158 for the same period of 2004 offset by proceeds from the sale of equipment of $102,950. The non-cash capital expenditures, consisting of capital lease obligations and financed equipment purchases, for the six months ended June 30, 2005 and 2004 were $3,621,711 and $411,869, respectively.

Net cash used in investing activities was $2,636,741 for the year ended December 31, 2004 and $295,610 for the year ended December 31, 2003. This increase was due to cash capital expenditures of $2,637,991 in 2004 compared to cash capital expenditures of $314,959 in 2003 offset by proceeds from the sale of equipment of $1,250 in 2004 and $19,349 in 2003. The non-cash capital expenditures, consisting of capital lease obligations and financed equipment purchases, for the years ended December 31, 2004 and 2003 were $3,156,562 and $174,315, respectively.

Net cash used in investing activities was $295,610 for the year ended December 31, 2003 and $70,377 for the year ended December 31, 2002. This increase was due to cash capital expenditures of $314,959 in 2003 compared to cash capital expenditures of $70,377 in 2002 offset by proceeds from the sale of equipment of $19,349 in 2003. The non-cash capital expenditures, consisting of capital lease obligations and financed equipment purchases, for the years ended December 31, 2003 and 2002 were $174,315 and $100,419, respectively.

Cash flows used in financing activities.

Net cash used in financing activities was $252,355 for the six months ended June 30, 2004 and $789,793 for the six months ended June 30, 2005. This increase was primarily due to an increase in the amount of principal payments on our outstanding notes payable and capital lease obligations of $555,537 in the aggregate.

Net cash used in financing activities was $724,330 for the year ended December 31, 2004 and $269,032 for the year ended December 31, 2003. This increase was primarily due to an increase in the amount of principal payments on our outstanding notes payable and capital lease obligations of $192,293 in the aggregate and the payment of preferred stock dividends of $289,830.

Net cash used in financing activities was $269,032 for the year ended December 31, 2003 and $46,364 for the year ended December 31, 2002. This increase was due primarily to an increase in the amount of principal payments on our outstanding notes payable and capital lease obligations of $72,668 in the aggregate, offset by the proceeds from the issuance of debt of $150,000 in 2002.

Capital expenditures.

The seismic data acquisition services business is capital intensive, requiring significant investment to maintain state-of-the-art equipment and expand operations. Our capital expenditures have consisted primarily of acquisitions of new recording systems and the replacement of equipment that has reached the end of its useful life.

During the six months ended June 30, 2005, capital expenditures of $6,075,440 were used to acquire additional seismic equipment and vehicles. In addition, in May 2005 we entered into an equipment sales contract to purchase three new vibration vehicles for a cost of approximately $1,026,000. We have received two of these vehicles and anticipate delivery of the third vibration vehicle prior to September 30, 2005. We have obtained financing from a commercial lender for $859,000 of the purchase price of these vibration vehicles for a period of 36 months at a fixed per annum interest rate of 7.25%.

During the year ended December 31, 2004, capital expenditures of $5,794,553 were used to acquire additional seismic equipment needed to operate three seismic crews and replace certain vehicles and equipment. In October 2004, we completed a $2,386,649 loan transaction with a commercial lender for the purpose of providing funds for the purchase of a new ARAM ARIES recording system. The loan is repayable over a period of 36 months at a fixed per annum interest rate of 6.85%. The loan is collateralized by the new recording system equipment and the recording vehicle and two semi-trailers that transport the equipment between projects.

During the year ended December 31, 2003 and 2002, capital expenditures of $489,274 and $170,796, respectively, were used to replace certain vehicles and equipment.

From the proceeds of this offering, we anticipate purchasing one new ARAM ARIES recording system for approximately $4,000,000 and peripheral seismic equipment, including nine new vibration vehicles, for approximately $3,000,000 to be delivered in the first quarter 2006. See “Use of Proceeds.’’

Capital Resources

Historically, we have relied on cash generated from operations and short-term borrowings from commercial banks and equipment lenders and loans from directors to fund our working capital requirements and capital expenditures.

Several years ago we experienced an inadequacy of cash to enable us to sustain our desired level of operations. We sought financing from third parties to meet our cash needs but found such financing unavailable. As a result, certain of our directors have provided us with the necessary funds. In 1999, we issued subordinated promissory notes payable in an aggregate principal amount of $312,500 to certain of our directors for debt financing provided and, in connection therewith, we issued stock purchase warrants to such persons exercisable into an aggregate of 850,000 shares of our common stock at an exercise price of $0.30 per share and with a termination date of July 31, 2009. The subordinated promissory notes bore interest at 8% per annum and were paid in full in December 1999. In 2002 and 2003, certain of our directors agreed to provide us with a needed line of credit in exchange for the issuance of stock purchase warrants. In September 2002, we issued an aggregate of 1,500,000 stock purchase warrants to these directors in exchange for a line of credit that expired December 31, 2002, in an amount up to $300,000. The warrants initially covered 1,500,000 shares of common stock, expire on September 10, 2012 and initially were exercisable at $.20 per share. During September 2002, we borrowed $150,000 of the available funds. The promissory notes, which bore interest at 6.75% per annum, were paid in full during December 2002 and January 2003. In March 2003, the same group of directors committed to provide a line of credit up to $300,000 through December 31, 2003. The warrants initially covered an aggregate of 750,000 shares of common stock, were issued in consideration for the commitment to provide the line of credit, expire on June 12, 2013 and initially were exercisable at $.20 per share. The Company had no borrowings against the line of credit in 2003. In addition, our majority shareholder, at the time, chose not to provide the lines of credit and approved the transactions in 2002 and 2003. Pursuant to the terms of the warrants issued in 2002 and 2003, the number of shares into which such warrants are issuable and the exercise price have been adjusted due to the issuance of dividends on the shares of our Series 8 1/2% Senior Convertible Preferred Stock in the form of additional shares of Series 8 1/2% Senior Convertible Preferred Stock such that the warrants issued in 2002 are currently exercisable into an aggregate of 1,855,000 shares of our common stock at an exercise price of $0.16 per share and the warrants issued in 2003 are currently exercisable into an aggregate of 811,645 shares of our common stock at an exercise price of $0.18 per share.

In October 2004, we completed a $2,386,649 loan transaction with a commercial lender for the purpose of providing funds for the purchase of a new ARAM ARIES recording system. The loan is repayable over a period of 36 months at a fixed per annum interest rate of 6.85%. The loan is collateralized by the new recording system equipment and the recording vehicle and two semi-trailers that transport the equipment between projects.

In April 2005, we entered into a revolving line of credit loan agreement with a commercial bank. On September 16, 2005, we amended our revolving line of credit under which we may borrow, repay and re-borrow, from time to time until September 2006, up to $3,500,000. Our obligations under this agreement are secured by a security interest in our accounts receivable. Interest on the outstanding amount under the line of credit loan agreement is payable monthly at a rate of prime plus 1.0%. The credit loan agreement provides for non-financial and financial covenants, including a minimum debt to worth ratio of 1 to 1.50 and a minimum liquidity of $500,000. As of June 30, 2005, we had no borrowings outstanding under the original line of credit loan agreement.

In June 2005, we completed a $3,366,253 loan transaction with a commercial lender for the purpose of providing funds for the purchase of a new ARAM ARIES recording system. The loan is repayable over a period of 36 months at a fixed per annum interest rate of 7.25%. The loan is collateralized by the new recording system equipment and the recording vehicles and two semi-trailers that transport the newly purchased equipment between jobs. In addition, in May 2005 the Company entered into an equipment sales contract with an equipment manufacturer to purchase three new vibration vehicles for a cost of approximately $1,026,000. We have received two of these vibration vehicles, and we anticipate delivery of the third vibration vehicle prior to September 30, 2005. We have obtained financing from a commercial lender for $859,000 of the purchase price of these vibration vehicles for a period of 36 months at a fixed per annum simple interest rate of 7.25%.

The board of directors determined to eliminate unnecessary administrative expenses and dividend payments with respect to our outstanding Series C Preferred Stock by redeeming all of such preferred stock. As a result, the board of directors, at its regular meeting held on June 7, 2005, approved the redemption by the Company of the Series C Preferred Stock. The redemption privilege was contained in the resolution establishing such preferred stock. The redemption price was $5.00 per share plus a premium of 40% per share (i.e., $2.00 per share). In addition, each share was entitled to receive the regular $.20 dividend that had accrued for the first half of the year. Thus, the redemption price was $7.20 per share. On June 30, 2005, the Company redeemed all 5,250 shares of its Series C Preferred Stock for $36,750 plus accrued dividends of $1,050.

Our board of directors has approved a resolution providing for redemption of all of our outstanding 8 1/2% Senior Convertible Preferred Stock upon the consummation of this offering. We have sent a notice of redemption to each holder of our 8 1/2% Senior Convertible Preferred Stock. Under the terms of the resolution creating such 8 1/2% Senior Convertible Preferred Stock, each share is redeemable at $1.75 per share and each holder of our 8 1/2% Senior Convertible Preferred Stock has an option to convert each share of our 8 1/2% Senior Convertible Preferred Stock into one share of our common stock. All of the holders of our 8 1/2% Senior Convertible Preferred Stock have elected to convert their shares of 8 1/2% Senior Convertible Preferred Stock into shares of our common stock; however, those shareholders may withdraw their election at any time prior to redemption.

In October 2001, the Company entered into a three-year operating lease for the Company’s headquarters facility located in Plano, Texas. In April 2004, the Company executed an addendum to its operating lease. The addendum extended the term of the lease until March 31, 2009, and increased the square footage of the office and outdoor storage area. Additionally, in August 2005, the Company entered into a 38 month operating lease for additional office and warehouse space in Plano, Texas. This lease becomes effective on September 1, 2005.

Contractual Obligations

The following table summarizes payments due in specific periods related to our contractual obligations as of June 30, 2005:

	Payments Due by Period
(in thousands)	Total	Within 1 Year(1)(2)	1-3 Years(1)(2)	3-5 Years(2)	After 5 Years
Operating lease obligations	$303	$79	$162	$62	$—
Debt obligations	5,309	1,937	1,918	1,454	—
Capital lease obligations	642	348	294	—	—
Total	$6,254	$2,364	$2,374	$1,516	$—

(1)          Approximately $859,000 has been financed over a 36 month period at 7.25% interest rate per annum for the purchase of three new vibration vehicles, two of which have been delivered, and the third is expected to be delivered in the third quarter of 2005.

(2)   Effective as of September 1, 2005, we have entered into a new 38 month operating lease for an additional 10,000 square feet of office and warehouse space and an additional 10,000 square feet of outdoor storage space. The payments on this lease will be $4,816 per month.

We believe that our capital resources, including our short-term investments, funds available under our line of credit loan agreement and cash flow from operations, are adequate to meet our current operational needs. We believe that we will be able to finance our 2005 capital expenditures through cash flow from operations, borrowings from commercial lenders and the proceeds from this offering. However, our ability to satisfy working capital requirements, meet debt repayment obligations and fund future capital requirements will depend principally upon our future operating performance, which is subject to the risks inherent in our business.

Off-Balance Sheet Arrangements

As of June 30, 2005, we had no off-balance sheet arrangements.

Critical Accounting Policies

The preparation of our financial statements in conformity with GAAP requires us to make certain assumptions and estimates that affect the reported amounts of assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the reporting period. Because of the use of assumptions and estimates inherent in the reporting process, actual results could differ from those estimates.

Revenue Recognition.

Our services are provided under cancelable service contracts. These contracts are either “turnkey” or “term” agreements. The Company recognizes revenues when services are performed under both types of agreements. Services are defined as the commencement of seismic data acquisition. Under turnkey agreements, revenue is recognized on a-per unit of data acquired rate, as services are performed. Under term agreements, revenue is recognized on a-per unit of time worked rate, as services are performed. In the case of a cancelled service contract, we recognize revenue and bill our customer for services performed up to the date of cancellation.

In some instances, we bill customers in advance of the services performed. In those cases, we recognize the liability as deferred revenue.

Allowance for Doubtful Accounts.

We prepare our allowance for doubtful accounts receivable based on our past experience of historical write-offs, our current customer base and our review of past due accounts. The inherent volatility of the energy industry’s business cycle can cause swift and unpredictable changes in the financial stability of our customers.

Impairment of Long-lived Assets.

We review long-lived assets for impairment when triggering events occur suggesting deterioration in the assets recoverability or fair value. Recognition of an impairment charge is required if future expected net cash flows are insufficient to recover the carrying value of the asset. Our forecast of future cash flows used to perform impairment analysis includes estimates of future revenues and profitability based on our historical results and analysis of future oil and natural gas prices which is fundamental in assessing demand for our services. If we are unable to achieve these cash flows, our estimates would be revised, potentially resulting in an impairment charge in the period of revision.

Depreciable Lives of Property, Plant and Equipment.

Our property, plant and equipment are capitalized at historical cost and depreciated over the useful life of the asset. Our estimation of this useful life is based on circumstances that exist in the seismic industry and information available at the time of the purchase of the asset. The technology of the equipment used to gather data in the seismic industry has historically evolved such that obsolescence does not occur quickly. As circumstances change and new information becomes available, these estimates could change. We amortize these capitalized items using the straight-line method. Capital assets are depreciated over their useful lives ranging from one to seven years, depending on the classification of the asset.

Tax Accounting.

We account for our income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of amounts of taxes payable or refundable for the current year and an asset and liability approach in recognizing the amount of deferred tax liabilities and assets for the future tax consequences of events that have been recognized in our financial statements or tax returns. We determine deferred taxes by identifying the types and amounts of existing temporary differences, measuring the total deferred tax asset or liability using the applicable tax rate and reducing the deferred tax asset by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Our methodology for recording income taxes requires judgment regarding assumptions and the use of estimates, including determining our annual effective tax rate and the valuation of deferred tax assets, which can create variance between actual results and estimates. The process involves making forecasts of current and future years’ taxable income and unforeseen events may significantly affect these estimates. Those factors, among others, could have a material impact on our provision or benefit for income taxes.

Stock Based Compensation.

In accordance with the Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” we do not record compensation for stock options or other stock-based awards that are granted to employees or non-employee directors with an exercise price equal to or above the common stock market price on the grant date.

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123R, “Share Based Payment” (FAS 123R), which requires that compensation costs relating to share-based payments be recognized in our financial statements. We currently account for those payments under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. The final requirements are effective for periods beginning after June 15, 2005. Although the transition method to be used to adopt the standard has not been selected, the impact of adoption is expected to have minimal impact on our results of operations, financial position and liquidity.

In December 2004, the FASB issued FASB Statement No. 153, “Exchange of Nonmonetary
Assets,—an Amendment of APB Opinion No. 29,” (FAS 153), which is effective for our asset-exchange transactions beginning July 1, 2005. Under APB 29, assets received in certain types of nonmonetary exchanges were permitted to be recorded at the carrying value of the assets that were exchanged (i.e., recorded on a carryover basis). As amended by FAS 153, assets received in some circumstances will have to be recorded instead at their fair values. In the past, we have not engaged in the nonmonetary asset exchanges for significant amounts.

Effect of Inflation

We do not believe that inflation has had a material effect on our business, results of operations or financial condition during the past two years.

Qualitative and Quantitative Disclosure about Market Risk

We have not entered into any hedging agreements or swap agreements. Our principal market risk is the risk related to the concentration of our customers in the oil and natural gas industry. Since all of our customers are involved in the oil and natural gas industry, there may be a positive or a negative effect on our exposure to credit risk, in that our customers may be similarly affected by changes in economic and industry conditions. For the years ended December 31, 2002, 2003 and 2004, our top two customers in each of those years accounted for approximately 38.8% and 11.5%, 15.3% and 12.5% and 33.6% and 14.8%, respectively, of our annual revenues.

BUSINESS

History

In April 1980, Supreme Industries, Inc., formerly ESI Industries, Inc., (“Supreme”) formed a wholly owned subsidiary that acquired certain equipment, instruments and related supplies of Tidelands Geophysical Co., Inc. (“Tidelands”), a Houston-based corporation that had been organized in 1967 and was engaged in the business of conducting seismic, gravity and magnetic surveys under contracts for oil and natural gas companies. In July 1986, our name was changed from Tideland’s Geophysical Co. Inc. to “TGC Industries, Inc.” On June 30, 1986, the Boards of Directors of Supreme and TGC Industries, Inc. approved a spin-off of substantially all of the shares of TGC Industries, Inc., owned by Supreme which were distributed as a stock dividend to Supreme’s security holders.

We are a leading provider of seismic data acquisition services throughout the continental U.S. We have four seismic crews that supply seismic data to companies engaged in the domestic exploration and development of oil and natural gas on land and in land-to-water transition areas. Our customers rely on seismic data to identify areas where subsurface conditions are favorable for the accumulation of existing hydrocarbons, to optimize the development and production of hydrocarbon reservoirs, to better delineate existing oil and natural gas fields and to augment reservoir management techniques.

We acquire geophysical data using the latest in 3-D survey techniques. We introduce acoustic energy into the ground by using vibration equipment or dynamite detonation, depending on the surface terrain and subsurface requirements. The reflected energy, or echoes, is received through geophones, converted into a digital signal at a multi-channel recording unit and then transmitted to a central recording vehicle. Subsurface requirements dictate the number of channels necessary to perform our services. With our state-of-the-art seismic equipment, including computer technology and multiple channels, we acquire, on a cost effective basis, immense volumes of seismic data that when processed and interpreted produce more precise images of the earth’s subsurface. Our customers then use our seismic data to generate 3-D geologic models that help reduce finding costs and improve recovery rates from existing wells.

Competitive Strengths

Despite the historically cyclical challenges of the seismic industry, we have operated continuously since 1967 due to our prudent operating strategy. We believe that the key strengths of our business include the following:

•       Solid customer base.   Our customers consist of major and independent oil and natural gas exploration and development companies. In 2004, approximately 40.0% of our customers from 2003 utilized our services. We believe that the quality and loyalty of our customer base is attributable to our record for performance, safety and customer service.

•       Strong management team.   Our senior management team has extensive experience in providing both land, and land-to-water transition areas, seismic data acquisition services. Wayne Whitener, our President and Chief Executive Officer, has over 30 years of industry expertise, including 21 years with us. Our other key operations executives and managers each have approximately 30 years of industry experience. Because of our management team’s experience in the industry, we have developed and maintain strong relationships with our customers and their consultants.

•       Investment in state-of-the-art technologies.   We have recently purchased two new ARAM ARIES recording systems (one 3,000 channel system and one 4,000 channel system) and intend to purchase a third new ARAM ARIES recording system with 4,000 channels with the proceeds of this offering. These ARAM ARIES recording systems significantly increase our capacity to meet the needs of our customers and complement our Opseis Eagle systems’ capabilities. The ARAM ARIES recording systems are state-of-the-art and allow us to record seismic data faster, enhancing the effectiveness and productivity of our crews and our revenue opportunities. We also have received two new vibration vehicles and have one additional vibration vehicle scheduled for delivery in the third quarter of 2005 and have ordered nine additional vibration vehicles with delivery expected in the first quarter of 2006.

•       Skilled and experienced seismic data acquisition crews.   Our crew managers have at least 20 years of industry experience and are trained to operate all of our seismic equipment and recording systems. Our crew managers focus on maintaining crew productivity and the quality of the acquired data. We have experienced minimal turnover of our crew personnel.

•       Cost effective operations, favorable margins and strong financial position.   We believe we are able to offer seismic data acquisition services at competitive prices due to our well-trained and supervised crews, state-of-the-art, well-maintained equipment and low corporate overhead. Because we do not process seismic data for our customers, we do not incur the personnel and other costs associated with that service. In addition, we believe the nature of our seismic recording equipment requires us to have fewer operating personnel. Consequently, we generate attractive margins by industry standards. Adjusted for the proceeds of this offering, as of June 30, 2005, our funded debt to total capital, would have been       %. Our financial strength is important to our customers who undertake major seismic programs and make sizable pre-payments to us for our services.

The Industry

Technological advances in seismic equipment and computing allow the seismic industry to economically acquire and process immense volumes of seismic data which produce more precise images of the earth’s subsurface. The latest accepted method of seismic data acquisition, processing and the subsequent interpretation of the processed data is the 3-D seismic method. Geophysicists use computer workstations to interpret 3-D data volumes, identify subsurface anomalies and generate a geologic model of subsurface features.

3-D seismic data are used in the exploration and development for new reserves and enable oil and natural gas companies to better delineate existing fields and to augment their reservoir management techniques. Benefits of incorporating high resolution 3-D seismic surveys into exploration and development programs include reducing drilling risk, decreasing oil and natural gas finding costs and increasing the efficiencies of reservoir location, delineation and management. In order to meet the requirements necessary to fully realize the benefits of 3-D seismic data, there is an increasing demand for improved data quality with greater subsurface resolution.

Currently, the seismic data acquisition industry is made up of a number of companies divided into two groups. The first group is made up of four publicly traded companies with long operating histories who field numerous crews and work in a number of different regions and terrain, this group includes us, Dawson Geophysical Company, Quantum Geophysical Services, Inc., a subsidiary of Geo Kinetics, Inc. and Veritas DGC, Inc. These companies field approximately 50% of the approximately 48 seismic crews currently operating in the continental U.S. The second group is made up of smaller companies who generally run one seismic crew and often specialize in specific regions or type of operation.

We provide our seismic data acquisition services primarily to domestic onshore oil and natural gas exploration and development companies for use in the onshore drilling and production of oil and natural gas in the continental U.S. The main factors influencing demand for seismic data acquisition services in our industry is the level of drilling activity by oil and natural gas companies and the size of such companies’ exploration and development budget, which, in turn, depends largely on current and anticipated future crude oil and natural gas prices and depletion rates. Current market indicators suggest an increasing demand for oil and natural gas coupled with a flat or declining production curve, which we believe should result in the continuation of historically high oil and natural gas commodity prices. From 2003 through 2025, consumption of oil and natural gas in the U.S. are each projected to grow at an annual rate of 1.5%. However, U.S. domestic production of oil is projected to decrease (0.8)% annually and natural gas is projected to grow at an annual rate of 0.6% over the same period. Additionally, the EIA recently estimated that U.S. domestic consumption of oil and natural gas will outpace domestic production by 139.1% and 24.2% by 2010, respectively. By 2025, EIA forecasts that these supply and demand gaps for oil and natural gas may expand to 216.3% and 40.0%, respectively. The majority of the wells drilled by our customers have been wells drilled in search of natural gas reserves.

Increased decline rates in natural gas basins in the U.S. have also led to an increase in the price of oil and natural gas. Over the past 10 years, the number of U.S. natural gas wells drilled has increased significantly; however, a corresponding increase in production has not been realized. We believe that a significant reason for the limited supply response, even as drilling activities have increased, is the accelerating decline rates of production from new natural gas wells drilled. A study published by the National Petroleum Council in September 2003 concluded, from analysis of production data over the preceding 10 years, that as a result of domestic natural gas decline rates of 25% to 30% per year, 80% of natural gas production in 10 years will be from wells that have not yet been developed. We believe that this tends to support a sustained higher natural gas price environment, which should create incentives for exploration and development companies to increase seismic activities in the U.S. As a result of improvements in extraction technologies along with general increases in prices, oil and natural gas companies increasingly are exploring for and developing “unconventional” resources, including hydrocarbons from tight sands and shales in new areas.

We anticipate that oil and natural gas exploration and development companies will continue to respond to sustained increases in demand and corresponding higher future oil and natural gas commodity prices by expanding their exploration and drilling activities through increased capital spending. According to RigData, weekly average onshore well permits issued in 2004 and 2003 were 1,122 and 961, respectively, an increase of 16.8%. Based upon Baker-Hughes rig count data, the 2004 and 2003 domestic onshore rig count averaged 1,075 and 863 rigs, respectively, an increase of 24.6%. Based on the strong oil and natural gas prices and increasing exploration and development budgets of oil and natural gas companies, we anticipate continued growth in the industry.

In addition, beginning January 1, 2006, new energy legislation will permit the tax deduction of seismic data acquisition services over a 24 month period, instead of the longer write-off period previously in effect. We believe that this accelerated tax write-off may encourage additional exploration and development activity.

We anticipate that oil and natural gas exploration and development companies will continue to respond to sustained increases in demand by expanding their exploration and drilling activities and increasing capital spending. We believe that a continued increase in U.S. seismic work will be required for the oil and natural gas industry to help meet the expected increased demand for oil and natural gas in the U.S.

Growth Stategies

We believe that there are significant opportunities for us to increase our revenues and market position in the continental U.S. onshore seismic market. The major factors influencing our future growth are:

Optimizing equipment and crew utilization.   We will continue to focus on full utilization and productivity improvements of our crews. We believe that the acquisition of a third ARAM ARIES recording system with the proceeds of this offering will further increase our productivity given its rapid seismic data acquisition characteristics. Due to increasing demand for our services, we expect to deploy a fifth crew in the fourth quarter of 2005 to operate the new ARAM ARIES recording system that we plan to purchase in that quarter using a portion of the proceeds from this offering. The new ARAM ARIES recording system will add 4,000 new recording channels.

Maintaining our state-of-the-art technology position.   Our recent acquisition of the two new ARAM ARIES recording systems and planned acquisition of one additional new ARAM ARIES recording system and nine new vibration vehicles with the proceeds of this offering, combined with our current Opseis Eagle systems, position us as a leader in our industry in terms of technology. Our ARAM ARIES recording systems incorporate real-time Windows based data recording, which gives our crews the capacity to complete more projects and generate more revenues. Our Opseis Eagle systems will continue to be utilized to support the needs of our customers particularly in markets and geographies better suited to their capabilities, such as in land-to-water transition and shallow gas areas. The continued operation of both of these systems will allow us to take advantage of the strengths of each system.

Maintaining our efficient management structure.   Our crew level managers have significant local knowledge of numerous operating areas and have developed solid relationships with our customers at the field level. Senior management at the corporate level is responsible for sales, logistical, administrative and strategic decisions. While we anticipate adding a fifth crew and may selectively hire additional corporate personnel, we will vigorously maintain an efficient and cost effective management structure. We believe that this structure will continue to allow us to be highly responsive to our customers’ needs.

Managing the mix and terms of our contracts.   We plan on managing our crews and equipment as a portfolio, balancing the mix of turnkey and term contracts and the type of equipment we use whenever possible. We will also continue to negotiate for some level of weather downtime protection.

Maintaining a conservative balance sheet and disciplined capital spending program.   We believe that our post-offering balance sheet will allow us the financial flexibility to pursue opportunities to grow our business. We will continue to evaluate opportunities to purchase new equipment and expand the number of crews as customer demand and market conditions permit.

Equipment and Crews

In 2002, we downsized from two crews to one crew because of a reduced demand for our services. As a result, we began exploring ways of increasing bidding opportunities in existing markets. In February 2002, we entered into an agreement to trade in our shot hole drilling equipment for five buggy-mounted vibroseis units. The purchase of these units have opened up a new market opportunity for us, thereby increasing our bidding opportunities. We have been successful in the vibroseis market with a significant portion of our 2003 and 2004 revenues being generated from vibroseis contracts. We announced in January 2004 that, given that oil and natural gas exploration and development companies had increased the level of activity in their domestic oil and natural gas exploration programs, we had acquired three new vibroseis units and deployed a second seismic crew. In June 2004, in response to the continued increased level of activity in the domestic oil and natural gas market, we deployed a third seismic crew, and in July 2005, we deployed a fourth seismic crew. We expect to deploy a fifth crew in the fourth quarter of 2005 to operate the new ARAM ARIES recording system that we plan to purchase in that quarter using a portion of the proceeds from this offering. The new ARAM ARIES recording system will add 4,000 new recording channels.

Two of our crews utilize the Opseis Eagle data gathering system. This system employs radio-frequency (“RF”) telemetry technology providing seismic data-gathering services to land-to-water transition areas, rivers, lakes, inaccessible terrain, deserts and man-made barriers such as highways and cities. RF telemetry transmits data in “real time” via remote units set up on a shot line. These lightweight units, called Seismic Acquisition Remove (“SAR”) units, can be set up and repositioned quickly and easily without cumbersome cables. Multiple SAR units represent the first surface mount technology and the ability to gather data from any terrain through any obstacle. Our crews have great flexibility in energy sources and placement of SAR units in the field.

In each of October 2004 and June 2005 we purchased new state-of-the-art ARAM ARIES recording systems. These systems employ cable telemetry technology enhanced by multiple baseline and redundant cable connections that provide seismic data acquisition services with increased reliability. This allows our crews to record data faster, thereby increasing their productivity and freeing up equipment for use by our other crews. Subsurface requirements dictate the number of channels necessary to perform our services and the increased number of recording channels we obtained with these new recording systems give us greater operational flexibility. Each new ARAM ARIES recording system comes with a 24 month warranty and system upgrades.

We currently own equipment for four land-based seismic data acquisition crews and 18 Hemi-50, 50,000 pound vibration vehicles equipped with Pelton electronics. Each crew consists of approximately 35 to 45 technicians with associated vehicles, geophones, a seismic recording system, energy sources, cables and a variety of other equipment. Each crew has one central recording vehicle which captures seismic data. This data is recorded on a CD ROM or data tape, which is delivered to a data processing center selected by the customer.

Additionally, we plan to purchase another ARAM ARIES recording system and peripheral seismic equipment, including nine additional vibration vehicles, with a portion of the proceeds from this offering.

Capital Expenditures

We believe that it is essential to take advantage of advances in seismic technology and to commit capital to purchase and update our equipment cost effectively. Purchasing and updating seismic equipment and technology involves a continuing commitment to capital spending. For fiscal year 2004 capital expenditures were approximately $5,795,000 and are forecast to be approximately $13,000,000 for 2005 if this offering is successful. Capital expenditures for 2005 through June 30, 2005 were approximately $6,075,000. With the proceeds from this offering, we plan to purchase another ARAM ARIES recording system for approximately $4,000,000 and peripheral seismic equipment, including nine vibration vehicles, for approximately $3,000,000.

Customers and Consultants

Our customers are major and independent oil and natural gas exploration and development companies. The services we provide to our customers vary according to the size and needs of each customer. Our services are marketed by supervisory and executive personnel who contact customers to determine their needs and respond to customer inquiries regarding the availability of crews. Contacts are based principally upon professional relationships developed over a number of years. There are a number of consultants in the oil and natural gas industry who process and interpret seismic data for oil and natural gas companies. These consultants can have an influence in determining which company their customers use to acquire seismic data.

For the year ended December 31, 2004, two customers accounted for approximately 33.6% and 14.8% of our revenues, respectively. Because of our relatively large customer base, our largest customers have varied from year to year. In 2004, approximately 40.0% of our customers from 2003 utilized our services again.

In order to avoid potential conflicts of interest with our customers, we do not participate in oil and natural gas ventures. The results of a seismic survey conducted for a customer belong to that customer. All of our customer’s information is maintained in strictest confidence.

Contracts

Our contracts are obtained either through competitive bidding or as a result of customer negotiations. Our services are conducted under general service agreements for seismic data acquisition services which define certain obligations for us and for our customers. A supplemental agreement setting forth the terms of a specific project, which may be cancelled by either party upon 60 days of advanced written notice, is entered into for every project. We currently operate under supplemental agreements that are either “turnkey” agreements providing for a fixed fee to be paid to us for each unit of data acquired, or “term” agreements providing for a fixed hourly, daily or monthly fee during the term of the project or projects. Turnkey agreements generally provide us more profit potential, but involve more risks because of the potential of crew downtime or operational delays. Under the term agreements, we forego an increased profit potential in exchange for a more consistent revenue stream with improved protection from crew downtime or operational delays. We attempt to negotiate on a project-by-project basis some level of weather downtime protection within our agreements; however, we may still experience some risk due to inclement weather. We strive to manage our crews and equipment as a portfolio, balancing the mix of turnkey and term contracts and the type of equipment we use whenever possible.

The energy source for each contract is determined by the surface terrain and the sub-surface requirements. Although our contracts involving dynamite make up a small percentage of the total number of contracts, since January 2003, they have represented approximately 35% of our total revenues. The range of revenues is influenced by the number of dynamite projects we conduct in a given year. We incur higher costs on our dynamite projects that we pass on to our customers, and as a result, we recognize both higher revenues and higher costs of services, thereby reducing our EBITDA margin.

Sub-Contractors and Equipment Rental

We engage a number of sub-contractors to perform specialized services related to the use of dynamite that is required on some projects. These sub-contractors provide services that include supplying dynamite, drilling holes in connection with the use of dynamite and specialized surveying crews that can clear heavy brush and trees in order to complete the survey. There are a number of contractors that provide these types of services, as a result, we are not dependent on any single contractor or group of contractors for the successful completion of our projects.

In addition, we rent certain specialized equipment on a project by project basis, such as boats and specialized geophones.

Competition

The acquisition of seismic data for the oil and natural gas industry is a highly competitive business. There are approximately 48 seismic crews in the continental United States. Contracts for such services generally are awarded on the basis of price quotations, crew experience and the availability of crews to perform in a timely manner, although factors other than price, such as crew safety performance history, technological and operational expertise, are often determinative. Our competitors include companies with financial resources that are significantly greater than our own as well as companies of comparable and smaller size. Our primary competitors are Dawson Geophysical Company and Quantum Geophysical Services, Inc., a subsidiary of Geo Kinetics, Inc. and to a lesser extent, Veritas DGC, Inc. In addition to the previously named companies, we also compete for projects from time to time with smaller seismic companies who operate in local markets with only one or two crews. We believe that our long term industry expertise and the customer relationships developed over our history combined with our financial stability give us an advantage over most of our competitors in the industry.

Employees

As of September 16, 2005, we employed a total of 136 full time non-union employees, of which nine consisted of management, sales and administrative personnel with the remainder being crew personnel. We also hire contract labor for our crews on an as needed basis. We believe our relationship with our employees to be satisfactory.

Data Bank

We own a data bank which contains gravity data, and to a lesser extent magnetic data, from many of the major oil and natural gas producing areas located within the U.S. We do not have a seismic data bank. Our data bank information has been amassed through participatory surveys as well as speculative surveys historically funded by us alone. All data and interpretations may be licensed to customers at a fraction of the cost of newly acquired data. However, the licensing of this data is not a significant portion of our revenues.

Operating Risks and Insurance

Our business is subject to the hazards inherent in conducting seismic data acquisition activities in hostile environments with dangerous machinery, and in some instances explosives. These conditions can cause personal injury or loss of life, damage to or destruction of property, equipment, the environment and marine life, and suspension of operations.

In addition, we could be subject to personal injury or real property damage claims in the normal operation of our business. Such claims may not be covered under the indemnification provisions in our general service agreements to the extent that the damage is due to our negligence, gross negligence or intentional misconduct.

We do not carry insurance against certain risks that we could experience, including business interruption resulting from equipment maintenance or weather delays. We obtain insurance against certain property and personal casualty risks and other risks when such insurance is available and when our management considers it advisable to do so. Currently we maintain employers liability with limits of $1,000,000 per accident and $2,000,000 in aggregate, commercial general liability of $1,000,000 per accident and $2,000,000 in aggregate, pollution liability of $1,000,000 per accident and $2,000,000 in aggregate, automobile liability with a $1,000,000 combined single limit and a $10,000,000 umbrella policy. Our general service agreements require us to have specific amounts of insurance. There can be no assurance, however, that any insurance obtained by us will be adequate to cover any losses or liabilities, or that this insurance will continue to be available or available on terms which are acceptable to us. Liabilities for which we are not insured, or which exceed the policy limits of our applicable insurance, could have a materially adverse effect on us.

Litigation

On December 28, 2004, one of our employees was killed in a work-related accident. On July 11, 2005, the deceased employee’s widow filed suit against us in a state court in Harris County, Texas. Our insurance company is currently providing legal counsel to represent us in this case, and we do not believe that the case’s disposition will have a material affect on our financial results.

We are a defendant in various other legal actions that arise out of the normal course of business. In our opinion, none of these actions will result in any significant loss to us.

Property

Our headquarters are in leased facilities located in Plano, Texas, from which we conduct all of our current operations. These facilities include approximately 10,500 square feet of office and warehouse space and an outdoor storage area of approximately 20,000 square feet. This facility is used to house our corporate offices and serves as the headquarters for our seismic data acquisition services business. We have recently added an additional 10,000 square feet of office and warehouse space and an additional 10,000 square feet of outdoor storage to accomodate our recent growth. This facility will be used to store equipment and it will provide additional office space for our administrative personnel. The condition of our facilities is good, and we believe that these properties are suitable and adequate for our foreseeable needs.

MANAGEMENT

The following table shows information as of September 16, 2005 with respect to each person who is an executive officer or director.

Name	Age	Position
Wayne A. Whitener	53	President, Chief Executive Officer and Director
Daniel G. Winn	54	Vice President
Kenneth W. Uselton	62	Secretary, Treasurer and Chief Financial Officer
William J. Barrett(1)(3)	65	Director
Edward L. Flynn	70	Director
Herbert M. Gardner(1)(2)(3)	65	Director
William C. Hurtt, Jr.(2)	60	Director
Allen T. McInnes(1)(2)(3)	67	Director

(1)   Member of the Executive Committee

(2)   Member of the Audit Committee

(3)   Member of the Stock Option Committee

All of the directors hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified, and all executive officers hold office at the discretion of the board of directors.

Wayne A. Whitener has served as the Company’s Chief Executive Officer since January 1999 and as a director of the Company since 1986. Prior to his current position, Mr. Whitener served as our Chief Operating Officer from July 1986 to December 1998, President of the geophysical division from 1984 to 1986 and our Vice President from 1983 to 1984.

Daniel G. Winn, has served as the Vice President of the Company since June 2004. He also served as our Operations Manager from August 1997 to June 2004 and our Operations Supervisor from January 1990 to August 1997. Prior to joining the Company, Mr. Winn served as the Operations Supervisor for Halliburton Geophysical from January 1988 to January 1990.

Kenneth W. Uselton has served as our Chief Financial Officer since 1995, Treasurer since August 1996 and Secretary since March 2004. Prior to joining the Company, Mr. Uselton served as Vice President and Chief Financial Officer of Texstar, Inc., a plastics manufacturer from May 1990 to August 1995.

William J. Barrett has served as a director of the Company since 1986 and previously served as the Company’s Secretary from 1986 to November 1997. Mr. Barrett is President of Barrett-Gardner Associates, Inc., an investment banking firm, a position he has held since November 2002. Mr. Barrett also serves as a director and Executive Vice President of Supreme Industries, Inc., a manufacturer of specialized truck bodies and shuttle buses, and as Chairman of the Board of Rumson-Fair Haven Bank and Trust, a New Jersey independent, commercial bank and trust company. From 1978 to 2002, Mr. Barrett served as Senior Vice President of Janney Montgomery Scott LLC, an investment banking firm.

Edward L. Flynn has served as a director of the Company since January 1999. Mr. Flynn has owned Flynn Meyer Company, a restaurant management company since 1976. Mr. Flynn also serves as a director and Treasurer of Citri-Lite Co., a soft drink company.

Herbert M. Gardner has served as a director of the Company since 1986. Mr. Gardner has also served as the Executive Vice President of Barrett-Gardner Associates, Inc., an investment banking firm, since November 2002 and as Chairman of the Board and President of Supreme Industries, Inc., a manufacturer of specialized truck bodies and shuttle buses, since 1979 and 1992, respectively. Mr. Gardner currently serves as a member of the board of directors of: Nu Horizons Electronics Corp., an electronic component distributor; Co-Active Marketing Group, Inc., a marketing and sales promotion company; and Rumson-Fair Haven Bank and Trust Company, a New Jersey independent, commercial bank and trust company. Mr. Gardner previously served as the Senior Vice President of Janney Montgomery Scott LLC, an investment banking firm from 1978 to 2002.

William C. Hurtt, Jr. has served as a director of the Company since June 2003. Mr. Hurtt is currently retired, but has served as the manager of Blue Lake Properties, LLC, Tuscaloosa, Alabama, since November 1998. Mr. Hurtt was formerly a Director of River Gas Corporation, from October 1998 to September 2000.

Allen T. McInnes has served as a director of the Company since 1993 and served as the Chairman of the Company’s board of directors from July 1993 to March 2004. Mr. McInnes also served as the Company’s Secretary from November 1997 to March 2004 and Chief Executive Officer from August 1993 to March 1996. Mr. McInnes’ experience outside the company includes serving as the Executive Vice-President and as a director of Tenneco, Inc. from 1960 to 1992; President and Chief Executive Officer of Tetra Technologies, Inc. from April 1996 to September 2001; Director of Tetra Technologies, from 1996 to the present; and Director of Alamosa PCS, a wireless communication company which is an affiliate of Sprint, from February 2003 to the present. Mr. McInnes also currently serves as the Dean of the Rawls College of Business, Texas Tech University and has held that position since August 2001.

Director Committees

We have three committees: the Executive Committee consisting of Messrs. McInnes, Barrett and Gardner; the Audit Committee consisting of Messrs. McInnes, Gardner and Hurtt; and the Stock Option Committee Consisting of Messrs. McInnes, Barrett and Gardner. Due to the small size of the company, we received permission from the American Stock Exchange not to have a nominating or compensation committee.

The Executive Committee is charged by our bylaws with the responsibility of exercising the authority of the board of directors as is specifically delegated to it by the board of directors, subject to certain limitations contained in the bylaws.

The Audit Committee’s purpose and function are to appoint or terminate the independent auditors; evaluate and determine compensation of the independent auditors; review the scope of the audit proposed by the independent auditors; review year-end financial statements prior to the issuance; consult with the independent auditors on matters relating to internal financial controls and procedures; and make appropriate reports and recommendations to the board of directors. The board of directors has determined that Mr. McInnes qualifies as an “audit committee financial expert” under applicable SEC and American Stock Exchange regulations.

The Stock Option Committee is responsible for awarding stock options to employees or individuals who provide substantial advice or other assistance to the Company.

The board of directors has determined that Messrs. McInnes, Gardner and Hurtt are independent directors since they do not have material relationships with the Company that would interfere with the exercise of their independent judgment.

EXECUTIVE COMPENSATION

The table below sets forth, on an accrual basis, the total compensation paid by us for the periods indicated to our President and Chief Executive Officer. No other executives had salaries and bonuses that exceeded $100,000.

Summary Compensation Table

	Annual Compensation
				Other
				Annual
Name and Principal Position	Year	Salary	Bonus	Compensation
Wayne A. Whitener	2004	$125,000	$50,000	$7,230 (1)
President & Chief Executive	2003	125,000	15,000	7,039 (2)
Officer	2002	125,000	—	6,021 (3)

(1)          Represents personal use of Company vehicle ($3,372), Company’s payment for personal income tax preparation ($175), Company’s contribution to 401-K program ($3,407) and life insurance premiums ($276) in 2004.

(2)          Represents personal use of Company vehicle ($3,960), Company’s payment for personal income tax preparation ($145), Company’s contribution to 401-K program ($2,658) and life insurance premiums ($276) in 2003.

(3)          Represents personal use of Company vehicle ($4,883), Company’s payment for personal income tax preparation ($145), Company’s contribution to 401-K program ($717) and life insurance premiums ($276) in 2002.

401(k) Plan

In 1987, we implemented a 401(k) salary deferral plan (the “Plan”) which covers all employees who have reached the age of 20 1/2 years and have been employed by us for at least one year. The covered employees may elect to have an amount deducted from their wages for investment in a retirement plan. We have the option, at our discretion, to make contributions to the Plan. Since January 1, 1999, we have matched the participants’ contributions up to 2% of their annual compensation. Wayne A. Whitener was our only executive officer participating in the 401(k) Plan in 2004 for which we contributed $3,407.

Options Granted in Last Fiscal Year

The following table sets forth certain information regarding stock option grants for the last fiscal year. There are no stock appreciation rights outstanding.

Option/SAR Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price per share	Expiration Date
Wayne A. Whitener	50,000	50%	$0.80	02/19/09

Options Exercised in Last Fiscal Year

The following table sets forth certain information regarding stock option exercises and the 2004 fiscal year-end value of unexercised options.

Aggregated Options Exercised and
Fiscal Year-End Options Values

	Shares		Number of Securities		Value of Unexercised
	Acquired on	Value	Underlying Unexercised		In-The-Money Options
	Exercise	Realized	Options at Fiscal Year End		at Fiscal Year End
Name	(1)	($)(2)	Exercisable	Unexercisable	Exercisable	Unexercisable(2)
Wayne A. Whitener	21,100	$44,310	50,000	50,000	$92,500	$102,500

(1)          The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.

(2)          The range of grant prices of the options in this table is $.75-$1.00. The closing price of a share of the Company’s stock on December 31, 2004, was $2.85.

Director Compensation Options and Stock Grants

Prior to 2003, our directors did not receive any compensation for service as a director. Because of the additional burdens imposed upon directors of public companies by the Sarbanes-Oxley Act of 2002, our directors began receiving compensation in 2003. Because of limited cash availability, this compensation was paid in common stock on the basis of each director receiving 7,500 shares of our common stock for each year of service as a director up to a maximum of five years, or a maximum of 37,500 shares of common stock per director, as compensation. As a result, in October 2003, we issued 180,000 shares of our common stock to certain directors as compensation for prior years’ service (37,500 shares, with a market value of approximately $15,000, to each of William J. Barrett, Herbert M. Gardner, Allen T. McInnes and Wayne A. Whitener; and 30,000 shares, with a market value of approximately $12,000, to Edward L. Flynn).

In March 2004, we issued 34,884 shares of our common stock to our directors as director compensation for that year (5,814 shares, with a market value of approximately $5,000, to each of William J. Barrett, Herbert M. Gardner, Edward L. Flynn, William C. Hurtt, Jr., Allen T. McInnes and Wayne A. Whitener).

Beginning in 2005, our non-executive directors will receive an annual director’s fee of $6,000 for their service to the company. Additionally, each non-executive director will receive the following fees for each meeting attended: $500 for each board meeting if the meeting is less than 30 minutes in duration; and $1,000 for each board meeting in excess of 30 minutes. The Chairmen of the Audit Committee and the Stock Option Committee each receives $1,000 for each committee meeting attended and each committee member receives $750 for each committee meeting attended.

Employment Agreement

On August 26, 2005, we entered into an employment agreement with Wayne A. Whitener, our President and Chief Executive Officer. The agreement is effective until July 31, 2007 and provides an annual base salary of $175,000 and a discretionary bonus up to the annual base salary. Upon termination of Mr. Whitener by the Company other than for cause, which includes for a change in control, Mr. Whitener would receive the remaining portion of his salary through July 31, 2007, plus the maximum bonus. If Mr. Whitener is terminated by the Company for cause or if he terminates his employment for any reason, Mr. Whitener will not receive any future payments under the agreement other than any amounts accrued to him as of the date of termination. In addition, the agreement contains a confidentiality provision that is effective during and after his employment with us and a non-competition provision that is effective for one year after the termination of Mr. Whitener’s employment for any reason, other than for a change of control of the company.

None of the other members of our management team are parties to employment agreements or non-competition agreements with us.

Change of Control

Our 1999 Stock Option Plan contains a provision that upon our dissolution or liquidation, the sale of all or substantially all of our assets or a merger or consolidation in which we are not the surviving corporation every option then outstanding under the plan will terminate. However, the holders of options issued under this plan will have the right to exercise their options immediately prior to such dissolution, liquidation, sale of assets, merger or consolidation, without regard to the determination as to the periods or installments of exercisability.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During 1999, Messrs. McInnes, Whitener, Barrett, Gardner and Flynn provided the Company with debt financing in exchange for subordinated promissory notes that were issued by the Company in an aggregate principal amount of $312,500 and, in connection therewith, the Company issued stock purchase warrants to such persons. The warrants cover 850,000 shares of common stock, are exercisable at $.30 per share and expire on July 31, 2009. The subordinated promissory notes, which bore interest at 8% per annum, were paid in full during December 1999.

During 2002, in order to enable us to meet working capital needs due to an inadequacy of cash and the fact that our largest shareholder at the time, WEDGE Energy Services, L.L.C., was not willing to invest more money into the Company, Messrs. McInnes, Hurtt, Barrett, Gardner and Flynn provided us with their financial commitment for a line of credit in an amount up to $300,000 that expired on December 31, 2002. During September 2002, we used $150,000 of available funds under the line of credit. On December 31, 2002, $120,000 remained outstanding under the line of credit and was paid by us in January 2003. In connection therewith, we issued stock purchase warrants to such investor group. The warrants initially covered 1,500,000 shares of common stock, expire on September 10, 2012 and were initially exercisable at $.20 per share. The Warrant Agreements contain provisions permitting the warrant holders to exercise their warrants for additional common shares as a result of the 8 1/2% Senior Convertible Preferred Shareholders electing to receive additional shares of 8 1/2% Senior Convertible Preferred Stock as dividends. As a result of the 8 1/2% Senior Convertible Preferred Shareholders electing to receive additional shares of 8 1/2% Senior Convertible Preferred Stock as dividends, the warrants issued in 2002 are currently exercisable into an aggregate of 1,855,000 shares of our common stock at an exercise price of $0.16 per share.

In March 2003, after WEDGE Energy Services, L.L.C. declined to invest additional money into the Company, Messrs. McInnes, Hurtt, Barrett, Gardner and Flynn provided us with their financial commitment for a line of credit up to $300,000 through December 31, 2003, on the same terms as the 2002 financial commitment described above, provided that warrants initially covering only 750,000 shares of common stock were issued upon execution of the financial commitment and warrants covering the remaining 750,000 shares of common stock were to be issued in proportion to the amount of the $300,000 commitment which we drew on (e.g. if we borrowed a total of $150,000, warrants covering 375,000 shares were to be issued, and if we borrowed the full commitment of $300,000, warrants covering an additional 750,000 shares were to be issued). We had no borrowings under this commitment during 2003. The Warrant Agreements contain provisions permitting the warrant holders to exercise their warrants for additional common shares as a result of the 8 1/2% Senior Convertible Preferred Shareholders electing to receive additional shares of 8 1/2% Senior Convertible Preferred Stock as dividends. As a result of the 8 1/2% Senior Convertible Preferred Shareholders electing to receive additional shares of 8 1/2% Senior Convertible Preferred Stock as dividends, the warrants issued in 2003 are currently exercisable into an aggregate of 811,645 shares of our common stock at an exercise price of $0.18 per share.

We will enter into an agreement with all of our directors to repurchase currently outstanding warrants exercisable into 3,516,645 shares of our common stock at the public offering price less the exercise price (the “in the money value”) and an amount equal to the underwriting discounts and commissions on the in the money value. Our obligation to repurchase these warrants is conditioned on the closing of the offering. See “Principal and Selling Shareholders” for information regarding ownership of warrants.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table shows information with respect to the beneficial ownership of our common stock as of September 16, 2005, and as adjusted to reflect the sale of the shares of common stock offered under this prospectus, by

•       each person, or group of affiliated persons, who we know owns beneficially 5% or more of our common stock;

•       each of our directors and executive officers who are the only potential selling shareholders; and

•       all of our directors and executive officers as a group;

Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission. The table below includes the number of shares underlying options which are exercisable within 60 days from the date of this offering. In addition, the table is based on 6,461,773 shares of our common stock issued and outstanding prior to the closing of this offering and 14,893,937 shares of our common stock issued and outstanding immediately after this offering giving effect to the sale of 5,500,000 shares by us, the repurchase and cancellation by us of stock purchase warrants exercisable into 3,516,645 shares of our common stock, the assumed conversion of 2,519,664 shares of our 8 1/2% Senior Convertible Preferred Stock into 2,519,664 shares of common stock and the exercising of the underwriters’ over-allotment option in full and that we would sell an additional 412,500 shares of common stock and the selling shareholders would sell 412,500 shares of common stock to the underwriters. The selling shareholders will only be selling shares if the underwriters exercise their over-allotment option. The directors (Messrs. McInnes, Whitener, Gardner, Barrett, Flynn and Hurtt) have agreed to sell to the Company their stock purchase warrants exercisable into 3,516,645 shares of common stock upon closing of this offering at the public offering price less the underwriting discounts and the aggregate exercise price of the warrants. These 3,516,645 shares are not included in the beneficial ownership of the directors immediately after this offering. The percentages in the “Shares Beneficially Owned After this Offering” column assume that the underwriters do exercise their over-allotment option.

	Shares Beneficially Owned Prior to this Offering			Number of Shares of Common Stock to be Sold in this Offering Upon Exercise of Over Allotment	Shares Beneficially Owned After this Offering(1)
Name & Address of Beneficial Owner	Number of Shares Beneficially Owned(2)(3)		Percent(4)		Number of Shares Beneficially Owned	Percent(4)
William J. Barrett 19 Point Milou St. Barths FWI	2,321,136	(5)	29.0%	86,019	1,501,788	10.1%
Edward L. Flynn 7511 Myrtle Avenue Glendale, NY 11385	1,878,361	(6)	25.4%	86,019	1,059,013	7.1%
Allen T. McInnes 5529 50th Street Lubbock, TX 79414	1,527,164	(7)	20.6%	86,019	707,816	4.7%
William C. Hurtt, Jr. 917 Lady Bug Lane Vero Beach, FL 32963	1,308,029	(8)	17.7%	62,559	712,141	4.8%

Herbert M. Gardner 636 River Road Fair Haven, NJ 07704	1,381,095	(9)	18.6%	86,019	561,747	3.8%
Wayne A. Whitener TGC Industries, Inc. 1304 Summit, Ste 2 Plano, Texas 75074	72,481	(10)	1.1%	5,865	16,616	*
Daniel G. Winn TGC Industries, Inc. 1304 Summit, Ste 2 Plano, TX 75074	12,767		*	—	12,767	*
Kenneth W. Uselton TGC Industries, Inc. 1304 Summit, Ste 2 Plano, TX 75074	11,224		*	—	11,224	*
All directors and officers as a group of eight (8) persons	8,512,257		71.9%	412,500	4,583,112	30.6%

*                    Less than 1%

Depositories such as The Depository Trust Company (Cede & Company) as of September 16, 2005 held, in the aggregate, more than 5% of the Company’s then outstanding common stock voting shares. We understand that such depositories hold such shares for the benefit of various participating brokers, banks and other institutions which are entitled to vote such shares according to the instructions of the beneficial owners thereof. We have no reason to believe that any of such beneficial owners hold more than 5% of our outstanding voting securities.

(1)          Assumes the sale of all of the shares of common stock offered hereby, including the underwriters’ over-allotment option and the repurchase of the warrants.

(2)          Includes the number of shares of common stock set forth opposite the person’s name in the following table, which shares are beneficially owned as a result of the ownership of stock options and warrants that are exercisable within 60 days of September 16, 2005.

	Stock Options	Warrants
William J. Barrett	10,000	738,529	(5)
Edward L. Flynn	10,000	738,529
Allen T. McInnes	10,000	738,529
Herbert M. Gardner	10,000	735,062	(9)
William C. Hurtt, Jr.	—	538,529
Wayne A. Whitener	16,667	50,000
Daniel G. Winn	12,667	—
Kenneth W. Uselton	2,000	—
All directors and officers as a group	71,334	3,539,178

The number of shares set forth above for each of Messrs. Barrett, Flynn, Gardner and McInnes includes 200,000 shares each issuable upon exercise (at $.30 per whole share) of warrants issued in 1999. The number of shares set forth above for each of Messrs. Barrett, Flynn, Hurtt, Gardner and McInnes includes 371,000 shares each issuable upon exercise (at $.16 per whole share) of warrants issued in 2002 and 162,329 shares each issuable upon the exercise (at $.18 per whole share) of warrants issued in 2003, in connection with a line of credit provided to the Company. In addition, the number of shares set forth above for each of Messrs. Flynn, McInnes and Hurtt includes 5,200 shares each issuable upon exercise (at $1.00 per whole share) of warrants purchased in 2004 from Barry Kaplan Associates. The above also includes the additional warrants resulting from application of the anti-dilution provisions under the 2002 and 2003 warrants as a result of the payment-in-kind dividends paid on the 8 1/2% Senior Convertible Preferred Stock.

(3)          Includes the number of shares of common stock which are deemed to be beneficially owned as a result of ownership of 8 1/2% Senior Convertible Preferred Stock set forth opposite the person’s name in the following table. Each share of 8 1/2% Senior Convertible Preferred Stock is convertible into one share of common stock.

	8 1/2% Senior Convertible Preferred Stock
William J. Barrett	784,700	(5)
William C. Hurtt, Jr.	375,000
Herbert M. Gardner	235,500	(9)
Allen T. McInnes	188,500
Edward L. Flynn	188,500	(6)
Total	1,772,200

(4)          The percentage calculations have been made in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act. In making these calculations, shares of common stock beneficially owned by a person as a result of the ownership of 8 1/2% Senior Convertible Preferred Stock, certain stock options and stock purchase warrants were deemed to be currently outstanding solely with respect to the holder of such 8 1/2% Senior Convertible Preferred Stock, options and warrants.

(5)          Includes 53,231 shares of common stock and 75,500 shares of 8 1/2% Senior Convertible Preferred Stock owned by William J. Barrett’s wife though a Keogh plan. In addition, includes 5,200 shares issuable upon exercise (at $1.00 per whole share) of warrants purchased in 2004 by Mr. Barrett’s wife. Mr. Barrett has disclaimed beneficial ownership of these shares. Mr. Barrett acquired the shares to be sold in this prospectus in the ordinary course of business and, at the time of such acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute such shares. Mr. Barrett has been a director of the Company since 1986.

(6)          Includes 22,816 shares of common stock and 188,500 shares of 8 1/2% Senior Convertible Preferred Stock owned by Edward L. Flynn’s wife. Mr. Flynn has disclaimed beneficial ownership of these shares. Mr. Flynn has been a director of the Company since January 1999.

(7)          Mr. McInnes currently serves as a director of the Company and was its Chairman from July 1993 to March 2004.

(8)          Includes 10,800 shares of common stock owned by William C. Hurtt’s wife. Mr. Hurtt has disclaimed beneficial ownership of these shares. Mr. Hurtt has been a director of the Company since June 2003.

(9)          Includes 35,261 shares of common stock and 47,000 shares of 8 1/2% Senior Convertible Preferred Stock owned by Herbert M. Gardner’s wife. In addition, includes 1,733 shares issuable upon exercise

(at $1.00 per whole share) of warrants purchased in 2004 by Mr. Gardner’s wife. Mr. Gardner has disclaimed beneficial ownership of these shares. Mr. Gardner acquired the shares to be sold in this prospectus in the ordinary course of business and, at the time of such acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute such shares. Mr. Gardner has been a director of the Company since 1986.

(10)   Mr. Whitener has been the Chief Executive Officer since January 1999 and has been a director of the Company since 1986.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 25,000,000 shares of common stock, $.01 par value per share, and 4,000,000 shares of preferred stock, $1.00 par value per share. As of September 16, 2005 we had 6,461,773 shares of common stock outstanding and 2,519,664 shares of 8 1/2% Senior Convertible Preferred Stock outstanding. We have outstanding stock purchase warrants which, if exercised, will total 3,542,645 shares of common stock. We also have outstanding options which, if exercised, will total 227,000 shares of common stock. Overall, we would have a total of 12,751,082 shares of common stock issued and outstanding if all of our outstanding warrants and options were exercised and all of our 8 1/2% Senior Convertible Preferred Stock were converted into shares of common stock.

Our board of directors has approved a resolution providing for redemption of all of our outstanding 8 1/2% Senior Convertible Preferred Stock upon the consummation of the offering. We have sent a notice of redemption to each holder of our 8 1/2% Senior Convertible Preferred Stock. Under the terms of the resolution creating such 8 1/2% Senior Convertible Preferred Stock, each share is redeemable at $1.75 per share and each holder of our 8 1/2% Senior Convertible Preferred Stock has an option to convert each share of our 8 1/2% Senior Convertible Preferred Stock into one share of our common stock. All of the holders of our 8 1/2% Senior Convertible Preferred Stock have elected to convert their 8 1/2% Senior Convertible Preferred Stock into our common stock; however, these shareholders may withdraw their election at any time prior to redemption.

The holders of stock purchase warrants exercisable into 3,516,645 shares of our common stock out of our total outstanding stock purchase warrants exercisable into 3,542,645 shares of our common stock have agreed (conditioned upon the successful completion of this offering) to sell their warrants to the Company immediately after the completion of the offering.

Common Stock

Each share of our common stock is entitled to one vote on each matter submitted to a vote of the shareholders and is equal to each other share of our common stock with respect to voting, liquidation and dividend rights. Holders of our common stock are entitled to receive the dividends, if any, as may be declared by our board of directors out of assets legally available therefor and to receive net assets in liquidation after payment of all amounts due to creditors and any liquidation preference due to preferred shareholders. Holders of our common stock have no conversion rights and are not entitled to any preemptive or subscription rights. Our common stock is not subject to redemption or any further calls or assessments. Our common stock does not have cumulative voting rights in the election of directors.

Dividend Policy

While there are currently no restrictions prohibiting us from paying dividends to our shareholders, we have not paid any cash dividends on our common stock in the past, and we do not anticipate paying any dividends in the foreseeable future. Payment of any cash dividends in the future, however, is in the discretion of our board of directors and will depend on our financial condition, results of operations, capital and legal requirements and other factors deemed relevant by our board of directors. Earnings, if any, are expected to be retained to fund our future operations.

Preferred Stock

Our preferred stock may be issued in series, and shares of each series shall have such rights and preferences as shall be fixed by our board of directors in the resolution or resolutions authorizing the issuance of that particular series. In designating any series of preferred stock, our board of directors has authority, without further action by the holders of our common stock, to fix the rights, dividend rate, conversion rights, rights and terms of redemption (including any sinking fund provisions) and the liquidation preferences of that series of preferred stock. The issuance of preferred stock by us could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of us. We have no present plans to issue any shares of preferred stock and, we anticipate that on the effective date of this offering, our 8 1/2% Senior Convertible Preferred Stock will be redeemed or converted and will no longer be outstanding. Previously, we redeemed all outstanding shares of our Series C 8% Convertible Exchangeable Preferred Stock.

Upon conversion or redemption of the Series 8 1/2% Senior Convertible Preferred Stock, we will cancel the resolutions of the Series C 8% Convertible Exchangeable Preferred Stock, the 8 1/2% Senior Convertible Preferred Stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.

Registration Rights

Each of the 1999 Warrants, 2002 Warrants and 2003 Warrants grant registration rights to the holders thereof. Upon a written request of the holders of 51% of any of the class of then outstanding warrants, subject to certain limitations, the Company shall (on a one-time basis) register for resale the shares of common stock underlying the warrants of such class held by the requesting holders. After these initial shares are registered for resale, any of the remaining warrantholders of a class may request that the Company, subject to certain limitations, register for resale the shares of common stock underlying the warrants of such class held by the requesting holder. Whenever the Company proposes to file a registration statement to sell securities on its own behalf, at least 30 days prior to the filing the Company shall give written notice of such filing to the holders of the warrants and offer to register for resale any shares of common stock underlying the warrants held by the holders. We anticipate that all of the holders of the 1999 Warrants, 2002 Warrants and 2003 Warrants will waive their rights to have their underlying shares registered in this offering.

The terms of the 8 1/2% Senior Convertible Preferred Stock contain registration rights. Upon a written request of the holders of 51% of the aggregate number of shares of 8 1/2% Senior Convertible Preferred Stock or shares of our common stock previously issued upon conversion of such preferred stock, the Company shall (on a one-time basis) register for resale the shares of our common stock issuable upon conversion of the 8 1/2% Senior Convertible Preferred Stock or shares of our common stock previously issued upon conversion of such preferred stock. Whenever the Company proposes to file a registration statement to sell securities on its own behalf, at least 30 days prior to the filing and subject to certain limitations, the Company shall give written notice of such filing to the holders of the 8 1/2% Senior Convertible Preferred Stock, and shares of our common stock previously issued upon conversion of such preferred stock, and offer to register for resale any shares of our common stock issuable upon conversion of such preferred stock or shares of our common stock previously issued upon conversion of such preferred stock. We anticipate that all of the holders of the 8 1/2% Senior Convertible Preferred Stock will waive their rights to have their underlying shares registered in this offering.

From December 31, 2003 through December 31, 2004, the Company issued warrants, on a monthly basis, exercisable into an aggregate of 26,000 shares of our common stock to Kaplan and Associates in connection with public relations services it provided to the Company. The warrants have an exercise price of $1.00 per share and expire on December 15, 2007. These warrants were subsequently purchased by certain of our directors and family members of such directors for an aggregate of $39,000, which represented the net economic value of the warrants at the time of the purchase. The terms of these warrants contain registration rights. Upon a written request of one or more of the holders of these warrants, the Company shall (on a one-time basis) register for resale the warrants and the shares of common stock deliverable upon the exercise of the warrants designated by such warrantholders. Whenever the Company proposes to file a registration statement to sell securities on its own behalf, at least 30 days prior to the filing and subject to certain limitations, the Company shall give written notice of such filing to the holders of the warrants and offer to register for resale any warrants or shares of our common stock deliverable upon the exercise of the then outstanding warrants. We anticipate that all of the holders of these warrants will waive their rights to have their warrants and underlying shares registered in this offering.

On September 29, 2004, we filed a registration statement on Form SB-2 for 1,252,064 shares of our common stock to be offered by certain non-affiliates that are issuable upon the conversion of shares of the our 8 1/2% Senior Convertible Preferred Stock. We have agreed to keep this registration statement effective for 24 months. As of September 16, 2005, there are 747,464 shares of 8 1/2% Senior Convertible Preferred Stock outstanding that are convertible into 747,464 shares of our common stock that are registered under this registration statement.

Limitation of Director Liability

Our Restated Articles of Incorporation provide that our directors will have no personal liability to us or our shareholders for monetary damages for breach or alleged breach of our directors’ duties of care. This provision in our Restated Articles of Incorporation does not eliminate our directors’ fiduciary duties of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief should remain available under Texas law. Furthermore, each of our directors will continue to be subject to liability for (i) a breach of the director’s duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (iii) any transaction from which a director derives an improper personal benefit or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. This provision does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

On August 26, 2005 we entered into indemnification agreements with each of our directors. Under the indemnification agreements, in exchange for the directors’ service to us and our affiliates, we have agreed to indemnify each director who is involved in any threatened, pending or completed investigation, claim, action, suit or proceeding whether civil, criminal, administrative or investigative initiated against the director as a result of his service as our director and/or officer, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action. Each agreement shall terminate on the tenth anniversary after such person ceases to hold any position with the Company or have any relationship with us, or upon the final resolution of all such pending actions brought against the director.

Texas Anti-Takeover Statute

We are a Texas corporation and are subject to Part 13 of the Texas Business Corporation Act. In general, Article 13.03 prevents us from engaging in a business combination with an “affiliated shareholder” (generally, a person owning 20% or more of our outstanding voting stock) or an affiliate or associate of the affiliated shareholder for three years following the time that person becomes a 20% shareholder unless either:

•       before that person became a 20% shareholder, our board of directors approved the transaction in which the shareholder became a 20% shareholder or approved the business combination; or

•       after the transaction in which that person became a 20% shareholder, the business combination is approved at a shareholder meeting by at least two-thirds of the outstanding voting stock not owned by the 20% shareholder or an affiliate or associate.

Texas law defines the term “business combination” to encompass a wide variety of transactions with, or caused by, an interested shareholder, including mergers, asset sales and other similar transactions. This law could have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of the common stock.

Anti-Takeover Provisions of Our Restated Articles of Incorporation and Bylaws

Provisions contained in our Restated Articles of Incorporation may be deemed to have an anti-takeover effect and may deter or prevent a tender offer or takeover attempt, including attempts that may result in a premium being paid over the market price for the shares held by our shareholders.

Supermajority Votes for Business Combination

Our Restated Articles of Incorporation provide that the affirmative vote of 80% of our issued and authorized shares is required for either the execution of any merger or consolidation of us into another corporation or entity or a sale of all or substantially all of our assets to another corporation or entity.

Classified Board of Directors

If the size of our board of directors is later increased from six to nine directors, the directors may be split into share classes consisting of three directors each, upon resolution of the board of directors. Only one class of directors would be up for re-election each year. Additionally, a director may not be removed from his position on the board of directors without the affirmative vote of at least 80% of our issued and outstanding shares. These provisions could render it difficult for an outside group to gain control of our board of directors in order to effect a business combination.

Supermajority Vote for Amendment of Restated Articles of Incorporation

The anti-takeover provisions of our Restated Articles of Incorporation cannot be amended unless the amendment is approved by at least 80% of our issued and outstanding shares.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. The transfer agent’s address is 59 Maiden Lane, Plaza Level, New York, New York 10038 and its telephone number is (212) 936-5100.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and therefore is unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement that we expect to enter into with the underwriters, the underwriters will be committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised. Subject to certain conditions to be contained in the underwriting agreement, each underwriter will severally agree to purchase the number of shares indicated in the following table. Oppenheimer & Co. Inc. will be the representative of the underwriters.

Underwriters	Number of Shares
Oppenheimer & Co. Inc.
Sanders Morris Harris Group Inc.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters will have an option to buy up to an additional 412,500 shares from us and 412,500 from the selling shareholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling shareholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase an aggregate of 825,000 additional shares from us and the selling shareholders.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $            per share from the offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $           per share from the offering price.

We will agree that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representative for a period of 120 days after the date of the underwriting agreement. This agreement will not apply to the filing of a registration statement on Form S-8 under the Securities Act to register securities issuable under our existing employee benefit plans, our issuance of common stock upon exercise of an existing option or warrant or conversion of existing preferred stock, or our granting of awards pursuant to our existing employee benefit plans (subject to the lock-up restrictions described in this “Underwriting” section).

Our officers and directors have agreed that they will not, other than as contemplated by this prospectus, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, or publicly disclose, unless required by law, the intention to make any offer, sale, pledge or disposition or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representative during the period commencing on the execution of the lock-up agreement and ending on the 120th day following the effective date of this registration statement. These agreements are subject to several exceptions.

The restrictions contained in the lock-up agreements for our officers and directors shall not apply to: (i) the transfer of any shares of common stock pursuant to a tender offer, exchange offer, merger, business combination or similar transaction that will result in the holders of the common stock outstanding immediately prior to such transaction failing to continue to represent at least 50% percent of the combined voting power of the common stock or such surviving or other entity outstanding immediately after such transaction; (ii) the sale or disposition of all or substantially all of our assets (or consummation of any transaction, or series of related transactions having similar effect); (iii) the transfer of shares of our common stock as family gifts and/or gifts to any charitable institution (but not to exceed a total of 25,000 shares) by any of our directors after September 1, 2005 and until September 20, 2005; (iv) the sale by any of the spouses of our directors of up to an aggregate of 25,000 shares of common stock owned by such spouses after the 30-day post-offering stabilization period following the closing of the offering; (v) the delivery by the directors (or the directors’ spouses) of our common stock in fulfillment of the over allotment option referred to in this registration statement; (vi) the repurchase by us from our directors of stock purchase warrants as contemplated by this registration statement; (vii) any shares of our common stock issued, or options to purchase our common stock granted, or transfers to us of existing shares of common stock in connection with a “cashless exercise” of options, in accordance with terms contained in our current stock option plans; (viii) the issuance by us of our common stock upon the conversion or exercise of our outstanding securities exercisable or convertible into shares of our common stock; (ix) the transfer to any trust for the benefit of the directors or the directors’ immediate family; or (x) the transfer by will or intestacy to the directors’ legal representative, heir, or legatee.

Notwithstanding the foregoing, if (i) we issue an earnings release or announce material news, or a material event relating to us occurs during the last 17 days of such 120-day restricted period, or (ii) prior to the expiration of such 120-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of such 120-day restricted period, the restrictions imposed by the lock-up agreements for our officers and directors shall continue to apply until the expiration of the 17-day period beginning on the issuance of the earnings release, or the announcement of material news or the occurrence of a material event.

In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us and the selling shareholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discounts received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transaction may be effected on the American Stock Exchange or otherwise.

We and the selling shareholders will agree to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the American Stock Exchange under the symbol “TGE.” We will apply to have the shares of common stock to be issued in this offering approved for listing on the American Stock Exchange.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their own online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Certain of the underwriters and their respective affiliates may in the future perform various financial advisory and investment banking services for our company and our affiliates for which they will receive customary fees and expenses.

LEGAL MATTERS

The validity of the shares of common stock offered under this prospectus will be passed on for us by our legal counsel, Haynes and Boone, LLP, Fort Worth, Texas. Certain legal matters will be passed upon for the underwriter by Porter & Hedges, L.L.P., Houston, Texas.

EXPERTS

Our audited financial statements for the years ended December 31, 2003 and 2004 have been included herein in reliance upon the report of Lane Gorman Trubitt, L.L.P., independent certified public accountants, which expresses an unqualified opinion, given upon their authority as experts in auditing and accounting.

Our audited financial statements for the year ended December 31, 2002 have been included herein in reliance upon the report of our former auditor, Grant Thornton LLP, independent certified public accountants, given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act covering the securities offered by this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all of the information that you can find in that registration statement and its exhibits. Certain items are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information about us and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus and any prospectus supplement as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed as part of the registration statement. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any materials we file with the SEC free of charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any part of these documents may be obtained from such office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov. The registration statement, including all exhibits thereto and amendments thereof, has been filed electronically with the SEC.

FINANCIAL STATEMENTS

Financial Statements
December 31, 2004, 2003 and 2002

Report of Independent Registered Public Accounting Firm

Board of Directors and
Shareholders of TGC Industries, Inc.

We have audited the accompanying balance sheets of TGC Industries, Inc. as of December 31, 2004 and 2003, and the related statements of operations, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TGC Industries, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ LANE GORMAN TRUBITT, L.L.P.
Dallas, Texas
February 21, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and
Shareholders of TGC Industries, Inc.

We have audited the accompanying balance sheet of TGC Industries, Inc. as of December 31, 2002, and the related statements of operations, shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TGC Industries, Inc. as of December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP
Dallas, Texas
February 4, 2003

TGC Industries, Inc.
BALANCE SHEETS

	At December 31,			At June 30,
	2002	2003	2004	2004	2005
				(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$523,120	$1,025,221	$1,829,904	$4,257,181	$4,351,919
Trade accounts receivable	662,050	797,454	1,655,084	1,641,441	1,329,746
Costs and estimated earnings in excess of billings on uncompleted contracts	32,845	30,494	231,524	6,235	321,366
Prepaid expenses and other	101,965	106,322	120,720	123,228	752,390
Total current assets	1,319,980	1,959,491	3,837,232	6,028,085	6,755,421
PROPERTY AND EQUIPMENT—at cost
Machinery and equipment	11,635,752	11,888,410	17,028,957	13,146,750	22,341,694
Automobiles and trucks	833,743	893,297	1,517,639	1,267,338	2,122,461
Furniture and fixtures	323,323	326,108	335,903	332,754	344,784
Leasehold improvements	—	—	6,646	18,144	6,646
	12,792,818	13,107,815	18,889,145	14,764,986	24,815,585
Less accumulated depreciation and amortization	(11,173,415)	(12,313,180)	(13,405,979)	12,764,033)	(14,283,713)
	1,619,403	794,635	5,483,166	2,000,953	10,531,872
OTHER ASSETS	4,824	4,824	3,395	3,395	3,395
	$2,944,207	$2,758,950	$9,323,793	$8,032,433	$17,290,688

The accompanying notes are an integral part of these statements.

TGC Industries, Inc.
BALANCE SHEETS—Continued

	At December 31,			At June 30,
	2002	2003	2004	2004	2005
				(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Trade accounts payable	$199,336	$120,149	$741,782	$1,660,022	$1,631,636
Accrued liabilities	121,517	105,307	350,226	78,099	1,011,885
Billings in excess of costs and estimated earnings on uncompleted contracts	874,187	295,979	657,956	2,570,688	1,248,111
Income taxes payable	—	—	14,351	—	142,264
Current maturities of notes payable	133,459	2,594	873,231	147,334	1,937,443
Current portion of capital lease obligations	127,295	108,868	346,553	77,917	290,045
Total current liabilities	1,455,794	632,897	2,984,099	4,534,060	6,261,384
NOTES PAYABLE, less current maturities	98,972	96,379	1,524,803	95,095	3,371,197
CAPITAL LEASE OBLIGATIONS, less current portion	29,167	86,335	244,826	281,155	352,358
COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
SHAREHOLDERS’ EQUITY
Preferred stock, $1.00 par value; 4,000,000 shares authorized;
8 1/2% senior convertible preferred stock 2,645,764, 3,024,264, 2,817,564, 3,024,264 and 2,782,708 shares issued and outstanding at June 30, 2005 and 2004 and December 31, 2004, 2003 and 2002, respectively	2,782,708	3,024,264	2,817,564	3,024,264	2,645,764
8% Series C convertible exchangeable preferred stock; 1,150,350 shares issued; zero, 58,100, 18,350, 58,100 and 58,100 shares outstanding at June 30, 2005 and 2004 and December 31, 2004, 2003 and 2002, respectively	58,100	58,100	18,350	58,100	—
Common stock, $.01and $.30 par value; 25,000,000 shares authorized; 6,356,617, 5,761,892, 6,102,067, 5,727,008 and 5,547,008 issued at June 30, 2005 and 2004 and December 31, 2004, 2003 and 2002, respectively	1,664,102	57,270	61,021	57,619	63,566
Additional paid-in capital	5,302,871	6,696,047	6,697,133	6,564,718	6,755,025
Accumulated deficit	(8,232,193)	(7,677,028)	(4,808,689)	(6,367,264)	(1,943,292)
Treasury stock, at cost, 31,944 shares	(215,314)	(215,314)	(215,314)	(215,314)	(215,314)
	1,360,274	1,943,339	4,570,065	3,122,123	7,305,749
	$2,944,207	$2,758,950	$9,323,793	$8,032,433	$17,290,688

The accompanying notes are an integral part of these statements.

TGC Industries, Inc.
STATEMENTS OF OPERATIONS

	Years Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
				(Unaudited)
Revenues	$6,262,206	$8,468,051	$20,084,175	$7,754,069	$12,947,724
Cost and expenses
Cost of services	5,529,445	5,654,868	14,707,648	5,440,662	7,298,355
Selling, general and administrative	859,648	912,684	1,277,161	562,532	924,625
Depreciation expense	1,522,815	1,314,042	1,106,022	432,709	1,026,733
	7,911,908	7,881,594	17,090,831	6,435,903	9,249,713
Income (loss) from operations	(1,649,702)	586,457	2,993,344	1,318,166	3,698,011
Interest expense	16,807	8,792	60,878	8,402	79,362
Debt financing costs	45,000	22,500	—	—	—
Income (loss) before income taxes	(1,711,509)	555,165	2,932,466	1,309,764	3,618,649
Income tax expense—current	—	—	(64,127)	—	(753,252)
NET INCOME (LOSS)	(1,711,509)	555,165	2,868,339	1,309,764	2,865,397
Less dividend requirements on preferred stock	(280,653)	(302,998)	(300,313)	(159,431)	(134,177)
Income (loss) allocable to common shareholders	$(1,992,162)	$252,167	$2,568,026	$1,150,333	$2,731,220
Earnings (loss) per common share
Basic	$(0.37)	$0.05	$0.45	$0.20	$0.44
Diluted	$(0.37)	$0.04	$0.24	$0.11	$0.23
Weighted average number of shares outstanding
Basic	5,330,492	5,546,132	5,752,347	5,710,973	6,185,204
Diluted	5,330,492	6,279,109	11,844,283	11,796,154	12,343,412

The accompanying notes are an integral part of these statements.

TGC INDUSTRIES, INC.
STATEMENTS OF SHAREHOLDERS’ EQUITY
Years Ended December 31, 2004, 2003 and 2002

	Preferred stock		Common stock		Additional Paid-in	Accumulated	Treasury
	Shares	Amount	Shares	Amount	Capital	Deficit	Stock	Total
Balances at January 1, 2002	3,596,095	$3,596,095	2,511,169	$753,350	$5,413,336	$(6,520,684)	$(215,314)	$3,026,783
Conversion of preferred stock	(977,550)	(977,550)	3,035,839	910,752	66,798	—	—	—
Dividend on 8 1/2% senior convertible preferred stock	222,263	222,263	—	—	(222,263)	—	—	—
Issuance of stock warrants	—	—	—	—	45,000	—	—	45,000
Net loss	—	—	—	—	—	(1,711,509)	—	(1,711,509)
Balances at December 31, 2002	2,840,808	2,840,808	5,547,008	1,664,102	5,302,871	(8,232,193)	(215,314)	1,360,274
Reduction in Par Value of Common Stock from $.30 to $.01	—	—	—	(1,608,632)	1,608,632	—	—	—
Dividend on 8 1/2% senior convertible preferred stock	241,556	241,556	—	—	(241,556)	—	—	—
Issuance of stock warrants	—	—	—	—	22,500	—	—	22,500
Issuance of common stock	—	—	180,000	1,800	3,600	—	—	5,400
Net income	—	—	—	—	—	555,165	—	555,165
Balances at December 31, 2003	3,082,364	3,082,364	5,727,008	57,270	6,696,047	(7,677,028)	(215,314)	1,943,339
Cash dividends on 8 1/2% senior convertible preferred stock	—	—	—	—	(289,830)	—	—	(289,830)
Conversion of preferred stock	(246,450)	(246,450)	306,075	3,061	243,389	—	—	—
Exercise of stock options	—	—	34,100	341	26,484	—	—	26,825
Issuance of stock warrants	—	—	—	—	9,880	—	—	9,880
Issuance of common stock	—	—	34,884	349	11,163	—	—	11,512
Net income	—	—	—	—	—	2,868,339	—	2,868,339
Balances at December 31, 2004	2,835,914	$2,835,914	6,102,067	$61,021	$6,697,133	$(4,808,689)	$(215,314)	$4,570,065

The accompanying notes are an integral part of these statements.

TGC Industries, Inc.
STATEMENTS OF CASH FLOWS

	Years Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
				(Unaudited)
Cash flows from operating activities
Net income (loss)	$(1,711,509)	$555,165	$2,868,339	$1,309,764	$2,865,397
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	1,522,815	1,314,042	1,106,022	432,709	1,026,733
Gain on disposal of property and equipment	—	(19,349)	(1,250)	—	(102,950)
Debt issuance costs	45,000	22,500	—	—	—
Director fees and other expenses	—	5,400	21,392	16,831	—
Changes in operating assets and liabilities
Trade accounts receivable	593,904	(135,404)	(857,630)	(843,987)	325,338
Costs and estimated earnings in excess of billings on uncompleted contracts	(12,711)	2,351	(201,030)	24,259	(89,842)
Prepaid expenses and other	(29,146)	(4,357)	(14,398)	(16,906)	(631,670)
Other assets	—	—	1,429	1,429	—
Trade accounts payable	(868,170)	(79,187)	621,633	1,539,873	889,854
Accrued liabilities	(55,469)	(16,210)	244,919	(27,208)	661,659
Billings in excess of costs and estimated earnings on uncompleted contracts	111,186	(578,208)	361,977	2,274,709	590,155
Income taxes payable	—	—	14,351	—	127,913
Net cash provided by (used in) operating activities	(404,100)	1,066,743	4,165,754	4,711,473	5,662,587
Cash flows from investing activities
Capital expenditures	(70,377)	(314,959)	(2,637,991)	(1,227,158)	(2,453,729)
Proceeds from sale of property and equipment	—	19,349	1,250	—	102,950
Net cash used in investing activities	(70,377)	(295,610)	(2,636,741)	(1,227,158)	(2,350,779)
Cash flows from financing activities
Proceeds from issuance of debt	150,000	—	—	—	—
Principal payments on notes payable	(67,731)	(133,458)	(263,683)	(32,637)	(455,647)
Principal payments on capital lease obligations	(128,633)	(135,574)	(197,642)	(71,907)	(204,434)
Redemption of 8% Series C Exchangeable Preferred Stock	—	—	—	—	(36,750)
Proceeds from exercise of stock options	—	—	26,825	—	50,000
Payment of dividends	—	—	(289,830)	(147,811)	(142,962)
Net cash used in financing activities	(46,364)	(269,032)	(724,330)	(252,355)	(789,793)
Net increase (decrease) in cash and cash equivalents	(520,841)	502,101	804,683	3,231,960	2,522,015
Cash and cash equivalents at beginning of period	1,043,961	523,120	1,025,221	1,025,221	1,829,904
Cash and cash equivalents at end of period	$523,120	$1,025,221	$1,829,904	$4,257,181	$4,351,919
Supplemental cash flow information
Interest paid	$14,332	$11,267	$38,903	$8,402	$79,362
Income taxes paid	$—	$—	$49,776	$—	$635,579
Noncash investing and financing activities
Capital lease obligations incurred	$70,558	$174,315	$593,818	$235,775	$255,458
Financed equipment purchases	$29,861	$—	$2,562,744	$176,094	$3,366,253

At the election of the Senior Preferred Shareholder, 108,819, 113,444, 118,265 and 123,291 shares of 8 1/2% Senior Preferred Stock were issued to the Senior Preferred Shareholder as payment for the June 1, 2002, December 1, 2002, June 1, 2003 and December 1, 2003 dividends, respectively.

The accompanying notes are an integral part of these statements.

TGC Industries, Inc.
NOTES TO FINANCIAL STATEMENTS

NOTE A—NATURE OF OPERATIONS

TGC Industries, Inc. (TGC or the Company) is engaged in the domestic geophysical services business and primarily conducts seismic surveys and sells gravity data to companies engaged in exploration and development in the oil and gas industry.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash Equivalents

The Company considers all highly liquid investments with original maturity dates of three months or less to be cash equivalents. The Company maintains its accounts at financial institutions located in Texas. The bank accounts are insured by the Federal Deposit Insurance Corporation up to $100,000.

Trade Receivables

Trade accounts receivable are recorded in accordance with terms and amounts as specified in the related contracts on an ongoing basis. The Company evaluates the collectibility of accounts receivable on a specific account basis using a combination of factors, including the age of the outstanding balances, evaluation of the customer’s financial condition and discussions with relevant Company personnel and with the customers directly. An allowance for doubtful accounts or direct write-off is recorded when it is determined that the receivable may not be collected, depending on the facts known and the probability of collection of the outstanding amount.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the individual assets ranging from 1 to 7 years. The depreciation expense on assets acquired under capital leases is included with depreciation expense on owned assets. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expenses as incurred.

Long-Lived Assets

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For the purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted cash flows estimated to be generated by those assets.

Income Taxes

Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes.

TGC Industries, Inc.
NOTES TO FINANCIAL STATEMENTS—Continued

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

Revenues from conducting seismic surveys are recognized over the term of the contract using the percentage-of-completion method. Under this method, revenues are recognized on the units-of-production method. Revenues for the sale of gravity data are recognized when services are rendered.

Stock-Based Compensation

The Company has two stock-based employee compensation plans, which are described more fully in Note H. The Company accounts for those plans under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and income per share allocable to common shareholders if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation,” to stock-based employee compensation:

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
				(Unaudited)
Net income (loss) allocable to common shareholders, as reported	$(1,992,162)	$252,167	$2,568,026	$1,150,333	$2,731,220
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(54,643)	(39,123)	(9,710)	(3,884)	(9,853)
Pro forma net income (loss) allocable to common shareholders	$(2,046,805)	$213,044	$2,558,316	$1,146,449	$2,721,367
Income (loss) per common share
Basic—as reported	$(0.37)	$0.05	$0.45	$0.20	$0.44
Diluted—as reported	$(0.37)	$0.04	$0.24	$0.11	$0.23
Pro forma net income (loss) per common share (unaudited)
Basic—as reported	$(0.38)	$0.04	$0.45	$0.20	$0.44
Diluted—as reported	$(0.38)	$0.03	$0.24	$0.11	$0.23

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 2004: risk-free interest rate of 4.2%, expected dividend yields of 0.0%, expected lives of 5.0 years; and expected volatility of 17%.

Financial Instruments

The Company’s financial instruments recorded on the balance sheet include cash and cash equivalents, accounts receivable, accounts payable and debt. The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short-term

TGC Industries, Inc.
NOTES TO FINANCIAL STATEMENTS—Continued

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

nature of these items. Fair value of long-term debt is based on rates available to the Company for debt with similar terms and maturities.

Earnings Per Share

Basic earnings per common share is based upon the weighted average number of shares of common stock outstanding. Diluted earnings per share is based upon the weighted average number of common shares outstanding and, when dilutive, common shares issuable for stock options, warrants and convertible securities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Standards

In December 2004, the FASB issued FASB Statement No.123R, “Share-Based Payment” (FAS 123R), which requires that compensation costs relating to share-based payments be recognized in the Company’s financial statements. The Company currently accounts for those payments under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. The Company is preparing to implement this standard effective July 1, 2005. Although the transition method to be used to adopt the standard has not been selected, the impact of adoption is expected to have a minimal impact on the Company’s results of operations, financial position and liquidity. Refer to Note H, for the Company’s calculation of the pro forma impact on net income of FAS 123, which would be similar to that under FAS 123R.

In December 2004, the FASB issued FASB Statement No. 153, “Exchanges of Nonmonetary Assets,—an Amendment of APB Opinion No. 29,” (FAS 153), which is effective for the Company for asset-exchange transactions beginning July 1, 2005. Under APB 29, assets received in certain types of nonmonetary exchanges were permitted to be recorded at the carrying value of the assets that were exchanged (i.e., recorded on a carryover basis). As amended by FAS 153, assets received in some circumstances will have to be recorded instead at their fair values. In the past, the Company has not engaged in nonmonetary asset exchanges for significant amounts.

TGC Industries, Inc.
NOTES TO FINANCIAL STATEMENTS—Continued

NOTE C—COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

The components of uncompleted contracts are as follows at December 31,:

	2002	2003	2004
Costs incurred on uncompleted contracts and estimated earnings	$264,751	$111,567	$439,393
Less billings to date	(1,106,093)	(377,052)	(865,825)
	$(841,342)	$(265,485)	$(426,432)

The components of uncompleted contracts are reflected in the balance sheets at December 31, 2004, 2003 and 2002 as follows:

	2002	2003	2004
Costs and estimated earnings in excess of billings on uncompleted contracts	$32,845	$30,494	$231,524
Billings in excess of costs and estimated earnings on uncompleted contracts	(874,187)	(295,979)	(657,956)
	$(841,342)	$(265,485)	$(426,432)

NOTE D—ACCRUED LIABILITIES

Accrued liabilities consist of the following at December 31,:

	2002	2003	2004
Compensation and payroll taxes	$33,465	$65,690	$132,040
Accrued sales and use tax	—	—	181,211
Other	88,052	39,617	36,975
	$121,517	$105,307	$350,226

NOTE E—DEBT

Line of Credit

During 2001, the Company entered into an unsecured revolving line of credit arrangement with a bank, providing for borrowings of up to $125,000. The facility bore interest at prime plus 1% per annum, and matured in October 2003. The Company had committed the availability to irrevocable letters of credit totaling $125,000 which also expired in October 2003. Therefore, the Company had no borrowing availability under this line of credit. The letters of credit, with an insurance company as beneficiary, were being used to guarantee continuing seismic insurance bonds totaling $125,000, issued by the insurance company to two states in which the Company performs seismic surveys. In October 2003, the Company was able to secure replacement seismic bonds from an insurance company that did not require letters of credit.

On June 12, 2003, certain Directors extended a line of credit with a $300,000 credit limit. The line of credit accrued interest at 6.75% and matured December 31, 2003. There were no advances made under this line of credit.

TGC Industries, Inc.
NOTES TO FINANCIAL STATEMENTS—Continued

NOTE E—DEBT (Continued)

On August 2, 2004, the Company obtained a line of credit with a $500,000 credit limit. The line of credit accrues interest at a bank’s prime rate plus 1% and matures on August 2, 2005. Collateral for this line of credit is accounts receivable. Advances are limited to eligible receivables. There were no advances made under this line of credit as of December 31, 2004.

Notes Payable

Notes payable consist of the following at December 31:

	2002	2003	2004
Note payable to a finance company, interest at 4%, due in monthly installments of $552 including interest; collateralized by equipment and accounts receivable	$101,461	$98,973	$—
Note payable to a finance company, interest at 8%, due in monthly installments of $10,004 including interest; collateralized by equipment.	3,365	—	77,681
Note payable to a finance company, Interest at 6.85%, due in monthly installments of $66,296 plus interest; collateralized by equipment	—	—	2,320,353
Note payable to a finance company, Interest at 5%, due in monthly installments of $2,556 including interest; collateralized by equipment	7,605	—	—
Note payable to certain investors	120,000	—	—
	$232,431	$98,973	$2,398,034

None of the above notes require the maintenance of financial ratios.

Aggregate annual maturities of notes payable at December 31, 2004 are as follows:

Year Ending December 31,
2005	$873,231
2006	795,550
2007	729,253
Thereafter	—
2,398,034
Less current maturities	(873,231)
$1,524,803

TGC Industries, Inc.
NOTES TO FINANCIAL STATEMENTS—Continued

NOTE F—LEASES

Capital Leases

The Company leases certain specialized seismic equipment under leases classified as capital leases. The following is a schedule showing the future minimum lease payments under capital leases by years and the present value of the minimum lease payments as of December 31, 2004.

Year Ending December 31,
2005	$362,936
2006	200,835
2007	78,096
Total minimum lease payments required	641,867
Less: Amount representing interest	(50,488)
Present value of minimum lease payments	591,379
Less current maturities	(346,553)
$244,826

The net book value of the capital assets leased was approximately $810,000, $259,000 and $285,000 as of December 31, 2004, 2003 and 2002, respectively. Total accumulated depreciation on these assets was approximately $360,000, $132,000 and $168,000, as of December 31, 2004, 2003 and 2002, respectively.

Operating Leases

The Company leases office space under an operating lease that expires March 31, 2009. The lease expense for the years ended December 31, 2004, 2003 and 2002, was approximately $78,000, $69,000 and $64,000, respectively.

The following is a schedule by years of future minimum rental payments required under the operating lease as of December 31, 2004:

Year Ending December 31,
2005	$78,708
2006	78,708
2007	81,579
2008	82,536
2009 and thereafter	20,634
Total minimum payments required	$342,165

NOTE G—FAIR VALUE OF DEBT OBLIGATIONS

The fair value of debt obligations is estimated using discounted cash flows based on the Company’s incremental borrowing rate for similar types of borrowings. A comparison of the carrying value and fair value of these instruments is as follows:

	December 31,
	2002	2003	2004
Carrying value	$232,431	$98,973	$2,398,034
Fair value	$201,737	$98,973	$2,398,034

TGC Industries, Inc.
NOTES TO FINANCIAL STATEMENTS—Continued

NOTE H—SHAREHOLDERS’ EQUITY

Earnings Per Share

The following is a reconciliation of net income and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share:

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
				(Unaudited)

Numerator:
Net income (loss)	$(1,711,509)	$555,165	$2,868,339	$1,309,765	$2,865,397
Less dividend requirements on preferred stock	(280,653)	(302,998)	(300,313)	(159,431)	(134,177)
Income (loss) allocable to common shareholders	$(1,992,162)	$252,167	$2,568,026	$1,150,333	$2,731,220
Denominator:
Basic—weighted average common shares outstanding	5,330,492	5,546,132	5,752,347	5,710,973	6,185,204
Effect of dilutive securities:
Warrants	—	732,977	3,117,422	2,948,180	3,348,345
Stock options	—	—	119,825	64,320	164,099
Convertible preferred stock	—	—	2,854,689	3,072,681	2,645,764
	5,330,492	6,279,109	11,844,283	11,796,154	12,343,412
Basic net income (loss) per share	$(0.37)	$0.05	$0.45	$0.20	$0.44
Diluted net income (loss) per share	$(0.37)	$0.04	$0.24	$0.11	$0.23

The effect of preferred stock dividend requirements on the amount of income (loss) available to common shareholders was $.05 for each of  the years ended December 31, 2004, 2003 and 2002.

Outstanding warrants that were not included in the diluted calculation because their effect would be anti-dilutive total 850,000 and 1,310,274 for the years ended December 31, 2003 and 2002, respectively. Outstanding options that were not included in the diluted calculation because their effect would be anti-dilutive total 238,000 and 232,100 for the years ended December 31, 2003 and 2002, respectively.

Stock-Based Compensation Plans

The Company had a 1993 Stock Option Plan (the “1993 Plan”). Options for up to 283,334 shares of the Company’s common stock could have been granted under the 1993 Plan. Options under the 1993 Plan must have been granted at prices not less than the market price at the date of grant and must have been exercised within five years from the date of grant. Options covering 34,000 shares expired or were canceled during 2003. At December 31, 2002, options covering 63,100 shares were exercisable. At December 31, 2003, outstanding options for 29,100 shares were exercisable, and were exercised during 2004. At December 31, 2004 the 1993 Plan had expired.

TGC Industries, Inc.
NOTES TO FINANCIAL STATEMENTS—Continued

NOTE H—SHAREHOLDERS’ EQUITY (Continued)

The Company currently has in effect a 1999 stock option plan (the “1999 Plan”). Options for up to 300,000 shares of the Company’s common stock may be granted under the 1999 Plan. Options under the 1999 Plan must be granted at prices not less than the lesser of the par value per share of the stock or the fair market value per share of the Company’s stock on the date of the grant, and their term cannot exceed five years from the date of the grant. Options outstanding at December 31, 2003 and 2002, covering 153,000 shares and 169,000 shares, respectively, expire five years from the date of the grant and are exercisable as follows: (i) one-third of the shares after the 12 month period following the date of the grant, (ii) two-thirds of the shares after the 24 month period following the date of the grant and (iii) all of the shares of stock after the 36 month period following the date of the grant. During 2004, options covering 100,000 shares were granted, options covering 10,000 shares were cancelled and options covering 5,000 shares were exercised. At December 31, 2004, options covering 238,000 shares were outstanding, of which 138,000 were exercisable.

The following table summarizes activity under the Plans:

	Shares under option	Weighted average exercise price
Balance at January 1, 2002	232,100	$.96
Canceled/expired	—	—
Balance at December 31, 2002	232,100	$.96
Canceled/expired	(50,000)	$.98
Balance at December 31, 2003	182,100	$.96
Granted	100,000	$.80
Exercised	(34,100)	$.79
Canceled	(10,000)	$1.00
Balance at December 31, 2004	238,000	$.98

The following information applies to options outstanding and exercisable at December 31, 2004:

Range of Exercise prices	Number outstanding	Weighted average remaining contractual life (in years)	Weighted average exercise price
$.80 - $1.00	238,000	2.28	$.98

Stock Warrants

Effective January 1, 2001, 181,634 warrants covering 6,054 shares of common stock expired. Per the warrant agreement, any unexercised warrants are automatically deemed exercised at the rate of one share of the Company’s common stock for each 30 warrants held. These warrants remain unredeemed at December 31, 2004.

In connection with the issuance of subordinated notes payable during 1999, certain officers and directors received warrants covering 850,000 shares with a value of $391,000. These warrants have a strike price of $.30 and expire on July 31, 2009.

TGC Industries, Inc.
NOTES TO FINANCIAL STATEMENTS—Continued

NOTE H—SHAREHOLDERS’ EQUITY (Continued)

In connection with the issuance of debt during 2002, certain investors received warrants covering 1,500,000 shares with a value of $45,000. These warrants have a strike price of $.20 and expire on September 12, 2012.

In connection with the commitment to provide the Company with a line of credit up to $300,000 during 2003, certain Directors received warrants covering 750,000 shares with a value of $22,500. These warrants have a strike price of $.20 and expire on June 12, 2013.

The agreements covering the warrants issued in 2002 and 2003 contain provisions that in the event dividends are declared and paid on the Company’s Senior Preferred Stock in additional shares of Senior Preferred Stock the number of additional common shares for which the warrants are exercisable and the purchase price shall be adjusted. At December 31, 2003, the warrants issued in 2002 and the warrants issued in 2003 were exercisable into 1,855,000 shares at $.16 per share and 811,645 shares at $.18 per share, respectively.

During 2004, the Company issued 26,000 warrants to a public relations firm as part of its fee for services provided the Company. The warrants have a strike price of $1.00 per share and expire December 15, 2007. During January 2005, the public relations firm sold the 26,000 warrants to a group of investors that included certain Directors of the Company.

Preferred Stock

During 1996, the Company issued 1,150,350 shares of Series C 8% convertible exchangeable preferred stock (“Series C Preferred Stock”) at $5.00 per share in a private placement offering with gross proceeds of approximately $5,800,000. The Series C Preferred Stock is, at the option of the Company, exchangeable into 8% subordinated convertible debentures. Prior to November 30, 2001, the Series C Preferred Stock and debentures were convertible into shares of the Company’s common stock at the conversion price of (i) $2.00 per share if exercised by December 31, 2001, (11) $3.75 per share if exercised from January 1, 2002 by December 31, 2001, (ii) $3.75 per share if exercised from January 1, 2002 through December 31, 2002 and (iii) $6.00 per share thereafter. At a November 30, 2001 meeting, the Company’s board of directors approved amendments to the conversion terms of the Series C Preferred Stock. The amendments were as follows: the conversion price was reduced from $2.00 per share to $1.61 per share and the date of the conversion price increase to $3.75 per share was delayed from December 31, 2001, until January 31, 2002. The subsequent date of the increase in the conversion price to $6.00 per share remained December 31, 2002.

In January 2002, the Series C Preferred shareholders converted 977,550 shares of Series C Preferred Stock into 3,035,839 shares of common stock. As a result, 58,100 shares of Series C Preferred Stock remained outstanding at December 31, 2003. At a September 24, 2004 meeting, the Company’s board of directors approved amendments to the conversion terms of the Series C Preferred Stock. The amendments were as follows:  the conversion price was reduced from $6.00 per share to $2.00 per share for a period beginning on September 24, 2004 and ending on January 31, 2005. As a result, the Series C Preferred shareholders converted 39,750 shares of Series C Preferred stock into 99,375 shares of common stock. At December 31, 2004, 18,350 of Series C Preferred stock remained outstanding.

TGC Industries, Inc.
NOTES TO FINANCIAL STATEMENTS—Continued

NOTE H—SHAREHOLDERS’ EQUITY (Continued)

In 2000, the Company issued 2,252,445 shares of 8 1/2% Senior Convertible Preferred Stock (“Senior Preferred Stock”) to a debt holder in consideration for an outstanding debenture plus accrued interest, and in accordance with the terms of the agreement, issued 103,490 additional shares of Senior Preferred Stock to the Senior Preferred shareholder as payment for 2000 dividends. At the election of the Senior Preferred shareholder, the Company issued 100,127, 104,383, 108,819, 113,444, 118,265 and 123,291 additional shares of Senior Preferred Stock to the Senior Preferred shareholder as payment for the June 1, 2001, December 1, 2001, June 1, 2002, December 1, 2002, June 1, 2003 and December 1, 2003 dividends, respectively, resulting in 3,024,264 shares outstanding at December 31, 2003. In February 2004, the Senior preferred shareholder completed a transaction, selling all its 3,024,264 shares of Senior Preferred Stock to a small number of investors that included several members of the Company’s board of directors who purchased 1,772,200 of such shares. During 2004, certain members of the investor group converted 206,700 shares of Senior Preferred Stock into a like number of shares of the Company’s Common Stock. As a result, 2,817,564 shares of Senior Preferred Stock remained outstanding at December 31, 2004.

Dividends

Holders of the Company’s Series C Preferred Stock will receive, when, as and if declared by the board of directors of the Company, dividends at a rate of 8% per annum. The dividends are payable semi-annually during January and July of each year. As of December 31, 2004, following the conversion of 1,017,300 shares of the Series C Preferred Stock as noted above, cumulative dividends of $44,040 were in arrears.

Holders of the Company’s Senior Preferred Stock will receive, when, as and if declared by the board of directors of the Company, dividends at a rate of 8 1/2% per annum. The dividends are payable semi-annually during June and December of each year. Dividends payable in 2003 and 2002 were paid in additional shares of Senior Preferred Stock, at the election of the Senior Preferred Shareholder. Cash dividends of $289,830 were paid to the Senior Preferred Shareholders during 2004.

NOTE I—INCOME TAXES

The income tax provision reconciled to the tax computed at the statutory Federal rate is as follows:

	Years Ended December 31,
	2002	2003	2004
Federal tax provision (benefit) at statutory rate	$(581,913)	$188,756	$975,235
Non-deductible expenses	24,109	33,370	57,405
Change in valuation allowance for net operating loss carryforward	557,804	(222,126)	(968,513)
Income tax expense—current	$—	$—	$64,127

TGC Industries, Inc.
NOTES TO FINANCIAL STATEMENTS—Continued

NOTE I—INCOME TAXES (Continued)

Deferred tax assets and liability consist of the following:

	December 31,
	2002	2003	2004
Deferred tax assets
Net operating loss carryforwards	$3,159,224	$2,783,950	$1,693,336
Other	3,502	3,280	22,411
	3,162,726	2,787,230	1,715,747
Deferred tax liability
Property and equipment	(260,463)	(107,093)	(253,475)
	2,902,263	2,680,137	1,462,272
Less valuation allowance	(2,902,263)	(2,680,137)	(1,462,272)
Net deferred tax asset	$—	$—	$—

At December 31, 2004, the Company had net operating loss carryforwards of approximately $4,980,000 available to offset future taxable income, which expire at various dates through 2024. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefits are more likely than not.

NOTE J—401(k) PLAN

The Company has a 401(k) salary deferral plan which covers all employees who have reached the age of 20.5 years and have been employed by the Company for at least one year. The covered employees may elect to have an amount deducted from their wages for investment in a retirement plan. The Company makes contributions to the plan equal to 100% of each participant’s salary reduction contributions to the plan up to 2% of the participant’s compensation. The Company’s matching contribution to the plan was approximately $30,000, $21,000 and $17,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

NOTE K—CONCENTRATION OF CREDIT RISK

The Company sells its geophysical services primarily to large independent oil and gas companies operating in the United States. The Company performs ongoing credit evaluations of its customer’s financial condition and, generally, requires no collateral from its customers.

TGC Industries, Inc.
NOTES TO FINANCIAL STATEMENTS—Continued

NOTE K—CONCENTRATION OF CREDIT RISK (Continued)

Sales and accounts receivable from the Company’s largest customers as of and for the years ended December 31, 2004, 2003 and 2002 consist of the following:

	Sales			Accounts Receivable
Company	2002	2003	2004	2002	2003	2004
A	39%	—	—	—	—	—
B	12%	—	—	—	—	—
C	11%	—	—	—	—	—
D	—	15%	—	37%	—	—
E	—	12%	—	53%	—	—
F	—	—	34%	—	—	—
G	—	—	15%	—	—	1%
H	—	—	11%	—	—	7%

As of December 31, 2004, 2 additional customers accounted for 38% and 18% of outstanding accounts receivable, respectively, and as of December 31, 2003, 3 additional customers accounted for 64%, 11% and 10% of outstanding accounts receivable, respectively.

NOTE L—CONTINGENCIES

In conducting its activities, the Company from time to time is the subject of various claims arising from the ordinary course of business. In the opinion of management, the ultimate resolution of such claims is not expected to have a material adverse effect upon the financial position of the Company

5,500,000 Shares

Common Stock

PROSPECTUS

Oppenheimer & Co.

Sanders Morris Harris

                     , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.                 INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 7.b. of our Restated Articles of Incorporation, as amended, provides that we shall indemnify our directors, officers, employees and agents to the maximum extent and in accordance with the provisions of the Texas Business Corporation Act, as in effect from time to time (the “TBCA”). Article 2.02-1 of the TBCA provides generally, and in pertinent part, that a Texas corporation may indemnify its directors and officers against: expenses, judgments, fines and settlements actually and reasonably incurred by them in connection with any civil suit or action or any administrative or investigative proceeding, except actions by or in the right of the corporation, if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Article 2.02-1 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Texas corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them in connection therewith, provided that they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. Article 2.02-1 permits a Texas corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and Article 2.02-1 permits a Texas corporation to purchase indemnity insurance or make other financial arrangements on behalf of its directors and officers.

Article 7.j. of our Restated Articles of Incorporation, as amended, provides that directors shall not be liable to the registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability arising from (1) breach of a director’s duty of loyalty to the corporation, (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, (4) an act or omission for which the liability of a director is expressly provided for by statute, or (5) an act related to an unlawful corporate distribution. See Item 28 “Undertakings” herein.

Item 25.                 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following are the estimated expenses in connection with the registration and distribution of the shares of our common stock:

American Stock Exchange Listing Fee	$45,000	*
Securities and Exchange Commission Registration Fee	$7,371
Printing Expenses	$60,000	*
Accounting Fees and Expenses	$30,250	*
Legal Fees and Expenses	$300,000	*
Transfer agent and registrar fees and expenses	$5,000	*
Miscellaneous	$5,000	*
Total:	$452,621	*

*Estimated

All of the expenses will be incurred by us and not by the selling shareholders.

Item 26. RECENT SALES OF UNREGISTERED SECURITIES

8 1/2% Senior Convertible Preferred Stock

On June 1, 2002, the Company issued 108,189 shares of 8 1/2% Senior Convertible Preferred Stock to WEDGE Energy Services, LLC (“WEDGE”), on December 1, 2002, the Company issued 113,444 shares to WEDGE, on June 1, 2003 the Company issued 118,265 shares to WEDGE and on December 1, 2003, the Company issued 123,291 shares to WEDGE as payment in kind dividends on the shares of 8 1/2% Senior Convertible Preferred Stock owned by WEDGE. The original shares of 8 1/2% Senior Convertible Preferred Stock were acquired by WEDGE in a private placement pursuant to an exemption from registration under Rule 4(2) of the Securities Act and Rule 506 promulgated pursuant to the Securities Act in consideration for an outstanding debenture and accrued interest. On February 23, 2004, WEDGE sold 3,024,264 shares of 8 1/2% Senior Convertible Preferred stock to a group of investors made up of both affiliates and non-affiliates of the Company.

Pursuant to Section 3(a)(9) of the Securities Act and the terms of the 8 1/2% Senior Convertible Preferred Stock, the following holders of 8 1/2% Senior Convertible Preferred Stock converted such shares into the same number of shares of our common stock:

•       On November 19, 2004, Rochdale Insurance Company converted 59,250 shares of 8 1/2% Senior Convertible Preferred Stock into that number of shares of our common stock;

•       On November 30, 2004, Technology Insurance Company, Inc. converted 59,250 shares of 8 1/2% Senior Convertible Preferred Stock into that number of shares of our common stock;

•       On December 16, 2004, William J. Barrett, Jr. converted 50,000 shares of 8 1/2% Senior Convertible Preferred Stock into that number of shares of our common stock;

•       On December 21, 2004, Nicholas A. Baker III converted 38,200 shares of 8 1/2% Senior Convertible Preferred Stock into that number of shares of our common stock;

•       On March 30, 2005, Ellen M. Noreen and Clifford M. Noreen JTWROS converted 47,000 shares of 8 1/2% Senior Convertible Preferred Stock into that number of shares of our common stock;

•       On April 1, 2005, Nicolas A Baker III converted 35,000 shares of 8 1/2% Senior Convertible Preferred Stock into that number of shares of our common stock;

•       On April 14, 2005, William J. Barrett, Jr. converted 29,800 shares of 8 1/2% Senior Convertible Preferred Stock into that number of shares of our common stock;

•       On April 15, 2005, William D. Marohn converted 60,000 shares of 8 1/2% Senior Convertible Preferred Stock into that number of shares of our common stock;

•       On July 29, 2005, Sidney Todres converted 100,000 shares of 8 1/2% Senior Convertible Preferred Stock into that number of shares of our common stock;

•       On July 29, 2005, Ann C. Green converted 3,000 shares of 8 1/2% Senior Convertible Preferred Stock into that number of shares of our common stock; and

•       On August 5, 2005, Arthur J. Gajarsa and Melanie Gajarsa, JTWROS converted 23,100 shares of 8 1/2% Senior Convertible Preferred Stock into that number of shares of our common stock.

2002 Warrants

On September 10, 2002, the Company issued warrants exercisable into 300,000 shares of the Company’s common stock to each of William J. Barrett, Edward L. Flynn, Herbert M. Gardner Keogh Account, Allen T. McInnes, William C. Hurtt, Jr. and William J. Barrett. All of the recipients were at the time and are directors or affiliates of directors of the Company. The warrants initially had an exercise price of $0.20 per share and expire on September 10, 2012. The warrants were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act and Rule 506 promulgated pursuant to the Securities Act in connection with a line of credit provided by the warrantholders to the Company. Pursuant to the terms of the 2002 warrants, the number of shares into which the warrants are issuable and the exercise price have been adjusted due to the issuance of dividends on the shares of Series 8 1/2% Senior Convertible Preferred Stock in the form of additional shares of Series 8 1/2% Senior Convertible Preferred Stock and the 2002 warrants are currently issuable into 1,855,000 shares of our common stock at an exercise price of $0.16 per share.

2003 Warrants

On June 12, 2003, the Company issued warrants exercisable into 150,000 shares of the Company’s common stock to each of William J. Barrett, Edward L. Flynn, Herbert M. Gardner Keogh Account, Allen T. McInnes and William C. Hurtt, Jr. All of the recipients were at the time and are directors or affiliates of directors of the Company. The warrants initially had an exercise price of $0.20 per share and expire on June 12, 2013. The warrants were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act and Rule 506 promulgated pursuant to the Securities Act in connection with a line of credit provided by the warrantholders to the Company. Pursuant to the terms of the 2003 warrants, the number of shares into which the warrants are issuable and the exercise price have been adjusted due to the issuance of dividends on the shares of Series 8 1/2% Senior Convertible Preferred Stock in the form of additional shares of Series 8 1/2% Senior Convertible Preferred Stock and the 2003 warrants are currently issuable into 811,645 shares of our common stock at an exercise price of $0.18 per share.

Public Relations Warrants

From December 31, 2003 through December 31, 2004, the Company issued warrants, on a monthly basis, exercisable into an aggregate of 26,000 shares of our common stock to Kaplan and Associates in connection with the public relations services provided to the Company. These warrants were subsequently purchased by certain of our directors and family members of such directors for an aggregate of $39,000, which represents the net economic value of the warrants at the time of the purchase. The warrants have an exercise price of $1.00 per share and expire on December 15, 2007. These warrants were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

Director Common Stock

As compensation for director service, in October 2003, the Company issued 37,500 shares of our common stock to each of William J. Barrett, Herbert M. Gardner, Allen T. McInnes and Wayne A. Whitener and 30,000 shares to Edward L. Flynn. These shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act and Rule 506 promulgated pursuant to the Securities Act. Each share had a fair market value at the time of issuance of approximately $0.40.

As compensation for director service, in March 2004, the Company issued 5,814 shares of our common stock to each of William J. Barrett, Herbert M. Gardner, Allen T. McInnes, Wayne A. Whitener, Edward L. Flynn and William C. Hurtt, Jr. These shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act and Rule 506 promulgated pursuant to the Securities Act. Each share had a fair market value at the time of issuance of approximately $0.86.

Item 27.                 EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)   EXHIBITS.

The following is a complete list of Exhibits filed as part of this registration statement. Exhibit numbers correspond to the numbers in the exhibit table of Item 601 of Regulation S-B.

EXHIBIT NO.	DESCRIPTION
***1.1	Form of Underwriting Agreement.
3.1

Restated Articles of Incorporation (with amendment), filed as Exhibit 3.4 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, and incorporated herein by reference.

*3.2	Bylaws, as amended and restated December 1, 2004.
*4.1	Form of Specimen Stock Certificate.
4.2

Statement of Resolution Establishing Series of Preferred Stock of TGC Industries, Inc. filed as Exhibit 2 to the Company’s Current Report on Form 8-K dated August 11, 1993, and incorporated herein by reference.

4.3

Statement of Resolution Establishing Series C 8% Convertible Exchangeable Preferred Stock of TGC Industries, Inc. filed as Exhibit B to the Company’s Current Report on Form 8-K dated July 15, 1996, and incorporated herein by reference.

4.4

Statement of Resolution Regarding Series C 8% Convertible Exchangeable Preferred Stock of TGC Industries, Inc. filed as Exhibit 4.3 to the Company’s Annual Report on Form 10-KSB/A for the fiscal year ended December 30, 1998, and incorporated herein by reference.

4.5

Statement of Resolution Regarding Series C 8% Convertible Exchangeable Preferred Stock of TGC Industries, Inc. filed as Exhibit 4.4 to the Company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2000, and incorporated herein by reference.

4.6

Statement of Resolution regarding Series C 8% Convertible Exchangeable Preferred Stock of TGC Industries, Inc. filed as Exhibit 4.5 to the Company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2001, and incorporated herein by reference.

4.7

Statement of Resolution regarding Series C 8% Convertible Exchangeable Preferred Stock of TGC Industries, Inc. filed as Exhibit 4.6 to the Company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2002, and incorporated herein by reference.

4.8

Statement of Resolution regarding Series C 8% Convertible Exchangeable Preferred Stock of TGC Industries, Inc. filed as Exhibit 4.7 to the Company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2004, and incorporated herein by reference

4.9

Form of Debenture Agreement and Debenture for 8% Subordinated Convertible Debentures, Series A filed as Exhibit 4.2 to the Company’s Registration Statement on Form SB-2/A on September 19, 1996 (Registration No. 333-12269), and incorporated herein by reference.

4.10

Form of Warrant Agreement dated July 28, 1995, as amended, and Warrant, filed as Exhibit 4.3 to the Company’s Registration Statement on Form SB-2 on September 19, 1996 (Registration No. 333-12269), as amended, and incorporated herein by reference.

4.11

Debenture Agreement dated December 10, 1999, with respect to the Company’s $2,500,000 8 1/2% Convertible Subordinated Debenture, Series B payable to Wedge Energy Services, L.L.C., filed as Exhibit 4.6 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, and incorporated herein by reference.

4.12

Statement of Resolution Establishing 8 1/2% Senior Convertible Preferred Stock of TGC Industries, Inc. filed as Exhibit 4.8 to the Company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2000, and incorporated herein by reference.

4.13

Statement of Resolution regarding 8 1/2% Senior Convertible Preferred Stock of TGC Industries, Inc. filed as Exhibit 4.11 to the Company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2002, and incorporated herein by reference.

*4.14	Form of Warrant Agreement and Warrant Certificate dated September 10, 2002.
*4.15	Form of Warrant Agreement and Warrant Certificate dated June 12, 2003.
*4.16	Form of Warrant Agreement and Warrant Certificate dated December 15, 2004.
*5.1	Legal Opinion of Haynes and Boone, LLP.
10.1

Service Mark License Agreement dated as of July 31, 1986, between the Company and Supreme Industries, Inc. (formerly ESI Industries, Inc.), filed as Exhibit 10(b) to the Company’s Registration Statement on Form 10 on August 18, 1986 (Registration No. 0-14908), and incorporated herein by reference.

10.2	The Company’s 1993 Stock Option Plan, filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-2 on December 21, 1993 (Registration No. 33-73216), and incorporated by reference.
10.3	Amendment No. 1 to the 1993 Stock Option Plan filed as Exhibit 10.9 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, and incorporated herein by reference.
10.4	Amendment No. 2 to the 1993 Stock Option Plan filed as Exhibit 10.10 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, and incorporated herein by reference.
10.5

Warrant Agreements and Warrant Certificates dated July 30, 1999 issued by the Company to JMS Inc. Cust FBO William J. Barrett, JMS Inc. Cust FBO Herbert M. Gardner Keogh, Edward L. Flynn, Allen T. McInnes, and Wayne A. Whitener, filed as Exhibit 10.10 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, and incorporated herein by reference.

10.6	1999 Stock Option Plan of TGC Industries, Inc. filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, and incorporated herein by reference.
10.7

Amendment No. 1 to the 1999 Stock Option Plan filed as Exhibit 4.2 to the Company’s Registration Statement on Form S-8 on August 27, 2004 (Registration No. 333-118588), and incorporated herein by reference.

10.8

Master Security Agreement by and among TGC Industries, Inc. and General Electric Capital Corporation, dated October 22, 2004 filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005, and incorporated herein by reference.

10.9

Promissory Note for $2,386,649 by and among TGC Industries, Inc. and General Electric Capital Corporation, dated October 26, 2004 filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005, and incorporated herein by reference.

10.10

Promissory Note for $3,366,253.04 by and among TGC Industries, Inc. and General Electric Capital Corporation, dated June 6, 2005 filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005, and incorporated herein by reference.

10.11

Promissory Note by and among TGC Industries, Inc. and Sovereign Bank, N.A., dated April 26, 2005 filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005, and incorporated herein by reference.

*10.12	Form of Warrant Purchase Agreement from Directors.
10.13

Employment Contract by and among TGC Industries, Inc. and Wayne A. Whitener, dated August 26, 2005, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 31, 2005, and incorporated herein by reference.

10.14	Form of Indemnification Agreement, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated August 31, 2005, and incorporated herein by reference.
10.15

Commercial Lease Agreement dated August 25, 2005, by and among TGC Industries, Inc. and JSS/Capital Avenue, L.P., filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K dated August 31, 2005, and incorporated herein by reference.

10.16

Promissory Note by and among TGC Industries, Inc. and Sovereign Bank, N.A., dated September 16, 2005, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated September 20, 2005, and incorporated herein by reference.

10.17

Business Loan Agreement by and among TGC Industries, Inc. and Sovereign Bank, N.A., dated September 16, 2005, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated September 20, 2005, and incorporated herein by reference.

10.18

Promissory Note by and among TGC Industries, Inc. and General Electric Capital Corporation, dated September 2, 2005, filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K dated September 20, 2005, and incorporated herein by reference.

10.19

Amendment, dated September 9, 2005, to the Promissory Note by and among TGC Industries, Inc. and General Electric Capital Corporation, dated September 2, 2005, filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K dated September 20, 2005, and incorporated herein by reference.

10.20

Promissory Note by and among TGC Industries, Inc. and General Electric Capital Corporation, dated September 12, 2005, filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K dated September 20, 2005, and incorporated herein by reference.

10.21

Amendment, dated September 9, 2005, to the Promissory Note by and among TGC Industries, Inc. and General Electric Capital Corporation, dated September 12, 2005, filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K dated September 20, 2005, and incorporated herein by reference.

10.22

Amendment, dated September 12, 2005, to the Promissory Note by and among TGC Industries, Inc. and General Electric Capital Corporation, dated September 12, 2005, filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K dated September 20, 2005, and incorporated herein by reference.

*10.23	Equipment Sales Contract by and among TGC Industries, Inc. and Industrial Vehicles International, Inc., dated May 31, 2005.
*10.24	Sale Agreement by and among Tidelands Geophysical Co., Inc. and Geo-X Systems Ltd., dated October 13, 2004.
*10.25	Sale Agreement by and among Tidelands Geophysical Co., Inc. and Texas Seismic Rentals, Ltd., dated May 23, 2005.
**21.1	List of subsidiaries.

*23.1	Consent of Lane Gorman Trubitt LLP.
*23.2	Consent of Grant Thornton LLP.
*23.3	Consent of Haynes and Boone, LLP (included in its opinion filed as Exhibit 5.1)
**24.1	Power of Attorney

*                    Filed herewith.

**    Previously filed.

***      To be filed by amendment.

Item 28.                 UNDERTAKINGS.

(a)   The undersigned registrant hereby undertakes to:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(b)   The undersigned registrant hereby undertakes that:

(1)   For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant under Rule 424(b)(1), or (4), or Rule 497(h) under the Securities Act as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

(2)   For determining liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment to the registration statement to be signed on its behalf by the undersigned, in the City of Plano, State of Texas, on September 20, 2005.

TGC INDUSTRIES, INC.
By:	/s/ WAYNE A. WHITENER
Wayne A. Whitener, President and Chief Executive
Officer and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this amendment to the registration statement on Form SB-2 is signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ WAYNE A. WHITENER	President, Chief Executive	September 20, 2005
Wayne A. Whitener	Officer and Director (Principal Executive Officer)
/s/ DANIEL G. WINN*	Vice President	September 20, 2005
Daniel G. Winn
/s/ KENNETH W. USELTON*	Secretary, Treasurer	September 20, 2005
Kenneth W. Uselton	(Principal Financial and Accounting Officer)
/s/ WILLIAM J. BARRETT*	Director	September 20, 2005
William J. Barrett
/s/ EDWARD L. FLYNN*	Director	September 20, 2005
Edward L. Flynn
/s/ HERBERT M. GARDNER*	Director	September 20, 2005
Herbert M. Gardner
/s/ WILLIAM C. HURTT, JR.*	Director	September 20, 2005
William C. Hurtt, Jr.
/s/ ALLEN T. MCINNES*	Director	September 20, 2005
Allen T. McInnes
By: /s/ WAYNE A. WHITENER		September 20, 2005
Wayne A. Whitener* Attorney-in-fact

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION
***1.1	Form of Underwriting Agreement.
3.1

Restated Articles of Incorporation (with amendment), filed as Exhibit 3.4 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, and incorporated herein by reference.

*3.2	Bylaws, as amended and restated December 1, 2004.
*4.1	Form of Specimen Stock Certificate.
4.2

Statement of Resolution Establishing Series of Preferred Stock of TGC Industries, Inc. filed as Exhibit 2 to the Company’s Current Report on Form 8-K dated August 11, 1993, and incorporated herein by reference.

4.3

Statement of Resolution Establishing Series C 8% Convertible Exchangeable Preferred Stock of TGC Industries, Inc. filed as Exhibit B to the Company’s Current Report on Form 8-K dated July 15, 1996, and incorporated herein by reference.

4.4

Statement of Resolution Regarding Series C 8% Convertible Exchangeable Preferred Stock of TGC Industries, Inc. filed as Exhibit 4.3 to the Company’s Annual Report on Form 10-KSB/A for the fiscal year ended December 30, 1998, and incorporated herein by reference.

4.5

Statement of Resolution Regarding Series C 8% Convertible Exchangeable Preferred Stock of TGC Industries, Inc. filed as Exhibit 4.4 to the Company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2000, and incorporated herein by reference.

4.6

Statement of Resolution regarding Series C 8% Convertible Exchangeable Preferred Stock of TGC Industries, Inc. filed as Exhibit 4.5 to the Company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2001, and incorporated herein by reference.

4.7

Statement of Resolution regarding Series C 8% Convertible Exchangeable Preferred Stock of TGC Industries, Inc. filed as Exhibit 4.6 to the Company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2002, and incorporated herein by reference.

4.8

Statement of Resolution regarding Series C 8% Convertible Exchangeable Preferred Stock of TGC Industries, Inc. filed as Exhibit 4.7 to the Company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2004, and incorporated herein by reference

4.9

Form of Debenture Agreement and Debenture for 8% Subordinated Convertible Debentures, Series A, filed as Exhibit 4.2 to the Company’s Registration Statement on Form SB-2/A on September 19, 1996 (Registration No. 333-12269), and incorporated herein by reference.

4.10

Form of Warrant Agreement dated July 28, 1995, as amended, and Warrant, filed as Exhibit 4.3 to the Company’s Registration Statement on Form SB-2 on September 19, 1996 (Registration No. 333-12269), as amended, and incorporated herein by reference.

4.11

Debenture Agreement dated December 10, 1999, with respect to the Company’s $2,500,000 8 1/2% Convertible Subordinated Debenture, Series B payable to Wedge Energy Services, L.L.C., filed as Exhibit 4.6 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, and incorporated herein by reference.

4.12

Statement of Resolution Establishing 8 1/2% Senior Convertible Preferred Stock of TGC Industries, Inc. filed as Exhibit 4.8 to the Company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2000, and incorporated herein by reference.

4.13

Statement of Resolution regarding 8 1/2% Senior Convertible Preferred Stock of TGC Industries, Inc. filed as Exhibit 4.11 to the Company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2002, and incorporated herein by reference.

*4.14	Form of Warrant Agreement and Warrant Certificate dated September 10, 2002.
*4.15	Form of Warrant Agreement and Warrant Certificate dated June 12, 2003.
*4.16	Form of Warrant Agreement and Warrant Certificate dated December 15, 2004.
*5.1	Legal Opinion of Haynes and Boone, LLP.
10.1

Service Mark License Agreement dated as of July 31, 1986, between the Company and Supreme Industries, Inc. (formerly ESI Industries, Inc.), filed as Exhibit 10(b) to the Company’s Registration Statement on Form 10 on August 18, 1986 (Registration No. 0-14908), and incorporated herein by reference.

10.2	The Company’s 1993 Stock Option Plan, filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-2 on December 21, 1993 (Registration No. 33-73216), and incorporated by reference.
10.3	Amendment No. 1 to the 1993 Stock Option Plan filed as Exhibit 10.9 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, and incorporated herein by reference.
10.4	Amendment No. 2 to the 1993 Stock Option Plan filed as Exhibit 10.10 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, and incorporated herein by reference.
10.5

Warrant Agreements and Warrant Certificates dated July 30, 1999 issued by the Company to JMS Inc. Cust FBO William J. Barrett, JMS Inc. Cust FBO Herbert M. Gardner Keogh, Edward L. Flynn, Allen T. McInnes, and Wayne A. Whitener, filed as Exhibit 10.10 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, and incorporated herein by reference.

10.6	1999 Stock Option Plan of TGC Industries, Inc. filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, and incorporated herein by reference.
10.7

Amendment No. 1 to the 1999 Stock Option Plan, filed as Exhibit 4.2 to the Company’s Registration Statement on Form S-8 on August 27, 2004 (Registration No. 333-118588), and incorporated herein by reference.

10.8

Master Security Agreement by and among TGC Industries, Inc. and General Electric Capital Corporation, dated October 22, 2004 filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005, and incorporated herein by reference.

10.9

Promissory Note for $2,386,649 by and among TGC Industries, Inc. and General Electric Capital Corporation, dated October 26, 2004 filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005, and incorporated herein by reference.

10.10

Promissory Note for $3,366,253.04 by and among TGC Industries, Inc. and General Electric Capital Corporation, dated June 6, 2005 filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005, and incorporated herein by reference.

10.11

Promissory Note by and among TGC Industries, Inc. and Sovereign Bank, N.A., dated April 26, 2005 filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005, and incorporated herein by reference.

*10.12	Form of Warrant Purchase Agreement from Directors.
10.13

Employment Contract by and among TGC Industries, Inc. and Wayne A. Whitener, dated August 26, 2005, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 31, 2005, and incorporated herein by reference.

10.14	Form of Indemnification Agreement, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated August 31, 2005, and incorporated herein by reference.
10.15

Commercial Lease Agreement  dated August 25, 2005, by and among TGC Industries, Inc. and JSS/Capital Avenue, L.P., filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K dated August 31, 2005, and incorporated herein by reference.

10.16

Promissory Note by and among TGC Industries, Inc. and Sovereign Bank, N.A., dated September 16, 2005, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated September 20, 2005, and incorporated herein by reference.

10.17

Business Loan Agreement by and among TGC Industries, Inc. and Sovereign Bank, N.A., dated September 16, 2005, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated September 20, 2005, and incorporated herein by reference.

10.18

Promissory Note by and among TGC Industries, Inc. and General Electric Capital Corporation, dated September 2, 2005, filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K dated September 20, 2005, and incorporated herein by reference.

10.19

Amendment, dated September 9, 2005, to the Promissory Note by and among TGC Industries, Inc. and General Electric Capital Corporation, dated September 2, 2005, filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K dated September 20, 2005, and incorporated herein by reference.

10.20

Promissory Note by and among TGC Industries, Inc. and General Electric Capital Corporation, dated September 12, 2005, filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K dated September 20, 2005, and incorporated herein by reference.

10.21

Amendment, dated September 9, 2005, to the Promissory Note by and among TGC Industries, Inc. and General Electric Capital Corporation, dated September 12, 2005, filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K dated September 20, 2005, and incorporated herein by reference.

10.22

Amendment, dated September 12, 2005, to the Promissory Note by and among TGC Industries, Inc. and General Electric Capital Corporation, dated September 12, 2005, filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K dated September 20, 2005, and incorporated herein by reference.

*10.23	Equipment Sales Contract by and among TGC Industries, Inc. and Industrial Vehicles International, Inc., dated May 31, 2005.
*10.24	Sale Agreement by and among Tidelands Geophysical Co., Inc. and Geo-X Systems Ltd., dated October 13, 2004.
*10.25	Sale Agreement by and among Tidelands Geophysical Co., Inc. and Texas Seismic Rentals, Ltd., dated May 23, 2005.
**21.1	List of subsidiaries.

*23.1	Consent of Lane Gorman Trubitt LLP.
*23.2	Consent of Grant Thornton LLP
*23.3	Consent of Haynes and Boone, LLP (included in its opinion filed as Exhibit 5.1)
**24.1	Power of Attorney

*                    Filed herewith.

**    Previously filed.

***      To be filed by amendment.